                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 45

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                        --------------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                October 22, 2003

                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                    13D

1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)               (a)  [x]
    As to a group consisting of persons other than Covered Persons      (b)  [x]

3.  SEC USE ONLY

4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2) (Applies to each person listed on Appendix A.)

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT        [ ]
    TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)

6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

                          7.  SOLE VOTING POWER (See Item 6)
           NUMBER OF          As to Covered Shares, 0
            SHARES            As to Uncovered Shares, as stated in Appendix A
         BENEFICIALLY
           OWNED BY       8.  SHARED VOTING POWER (See Item 6) (Applies to each
           REPORTING          person listed on Appendix A.)
            PERSON            160,631,365 Covered Shares held by Covered Persons
             WITH             29,889 Uncovered Shares held by Covered Persons(3)
                              1,515,249 other Uncovered Shares held by Covered
                                   Persons(4)

                          9.  SOLE DISPOSITIVE POWER (See Item 6)
                              As to Covered Shares, less than 1%
                              As to Uncovered Shares, as stated in Appendix A

                          10. SHARED DISPOSITIVE POWER (See Item 6):
                              As to Covered Shares, 0
                              As to Uncovered Shares, as stated in Appendix A

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    162,176,503

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   33.27%

14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

------------------------

(1)      For a definition of this term, please see Item 2.

(2)      For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note
         4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 75 private charitable foundations established by 75 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                           ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Hilary E. Ackermann                                           0             0             0               0
Jeffrey D. Adams                                              0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Elizabeth D. Anderson                                         0             0             0               0
Jason R. Anderson                                             0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
William W. Archer                                             0             0             0               0
Jesus A. Arias                             Spain              0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
Akio Asuke                                 Japan              0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Charles Baillie                                               0             0             0               0
Bernardo Bailo                             Italy              0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Mona H. Baird                                                 0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Stacy Bash-Polley                                             0             0             0               0
Christopher A. Bates                                          0             0             0               0
David Baum                                                    0             0             0               0
Andrew T. Bednar                                              0             0             0               0

                                                           ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Douglas S. Bell                             UK                0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Driss Ben-Brahim                          Morocco             0             0             0               0
Jordan M. Bender                                              0             0             0               0
Anna Maria J. Bentley                       UK                0             0             0               0
Susan M. Benz                                                 0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Johannes M. Boomaars                  The Netherlands         0             0             0               0
Douglas L. Borden                                             0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
J. Theodore Borter                                            0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
George M. Brady                                               0             0             0               0
Mairtin Brady                             Ireland             0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
John Breyo                                                    0             0             0               0
Timothy J. Bridges                          UK                0             0             0               0
Victoria A. Bridges                                           0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0

                                                           ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Julia A. Bronson                                              0             0             0               0
Holger Bross                              Germany             0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
David D. Buckley                            UK                0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Nicholas F. Burgin                                            0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Sally W. Cantwell                           UK                0           600(5)          0             600(5)
Gerald J. Cardinale                                           0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
Lik Shuen David Chan                     Hong Kong            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                        498             0           498               0
Thomas V. Cholnoky                                            0             0             0               0
Robert J. Christie                                            0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0

--------------------------
(5)      Shared with family members.

                                                           ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                           400             0           400               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Colin Coleman                          South Africa           0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
Thomas V. Conigliaro                                        667             0           667               0
William Connell                                               0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Kenneth W. Coquillette                                        0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Michael J. Crinieri                                           0             0             0               0
Craig W. Crossman                        Australia            0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
Jeffrey R. Currie                                             0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Matthew H. Cyzer                            UK                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0

                                                           ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Stephen D. Daniel                         Canada              0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Katherine R. Davisson                                         0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Giorgio De Santis                          Italy              0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Bradley S. DeFoor                                             0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
Alvaro del Castano                         Spain              0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Roger E. Denby-Jones                        UK                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
David G. Dick                               UK                0             0             0               0
James D. Dilworth                                             0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0

                                                           ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
David C. Earling                                              0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Robert K. Ehudin                                              0             0             0               0
John E. Eisenberg                                             0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Kathy G. Elsesser                                             0             0             0               0
Glenn D. Engel                                                0             0             0               0
Peter C. Enns                             Canada              0             0             0               0
Katherine B. Enquist                                          0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Fred W. Esiri                               UK                0             0             0               0
James P. Esposito                                             0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Douglas L. Feagin                                             0             0             0               0
Regina M. Feeney                                              0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Gail S. Fierstein                                             0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Daniel M. FitzPatrick                                         0             0             0               0

                                                           ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
James A. Fitzpatrick                                          0             0             0               0
Pierre-Henri Flamand                      France              0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
Mark C. Fletcher                            UK                0             0             0               0
David B. Ford                                                 0           134(6)          0             134(6)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Stephen H. Frank                                              0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Shirley Fung                                UK                0             0             0               0
Timothy T. Furey                                              0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
Maryann L. Gallivan                                           0          2000(7)          0            2000(7)
Gonzalo R. Garcia                          Chile              0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Richard A. Genna                                              0             0             0               0
Hywel D. George                             UK                0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0           300(8)          0             300(8)
Joseph H. Gleberman                                           0             0             0               0
Justin G. Gmelich                                             0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Jeffrey B. Goldenberg                                         0         2,860(9)          0           2,860(9)
Jacob D. Goldfield                                            0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0

--------------------------
(6)      Shared with family members.

(7)      Shared with family members.

(8)      Shared with family members.

(9)      Shared with family members.

                                                           ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Eldridge F. Gray                                              0             0             0               0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Michael J. Grimaldi                                           0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                             842           300(10)       842             300(10)
Thomas J. Healey                                              0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0

--------------------------
(10)     Shared with family members.

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF         POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0           600             0             600
Mary C. Henry                                                 0             0             0               0
Benoit Herault                            France              0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Axel Hoerger                              Germany             0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Simon N. Holden                             UK                0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0
Shin Horie                                 Japan              0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                    578             0           578               0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                             100             0           100               0
Elizabeth A. Husted                                           0             0             0               0

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Walter V. Hutcherson                                          0             0             0               0
Phillip S. Hylander                         UK                0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni-Dara Infante                                             0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                           523             0           523               0
Andrew J. Jonas                                               0             0             0               0
Adrian M. Jones                           Ireland             0             0             0               0
Emerson P. Jones                                              0             0             0               0
Robert C. Jones                                               0             0             0               0
Terrence O. Jones                                             0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0            21               0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0         1,666(11)         0           1,666(11)
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Shunji Katayama                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0

--------------------------
(11)     Shared with family members.

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Alan S. Kava                                                  0             0             0               0
Larry M. Kellerman                                            0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
John G. Ketterer III                                          0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                        445             0           445               0
Colin E. King                             Canada            429             0           429               0
Robert C. King, Jr.                                           0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Andreas Koernlein                         Germany             0             0             0               0
Mark J. Kogan                                                 0             0             0               0
J. Christopher A. Kojima                  Canada              0             0             0               0
Kazuaki Kojima                             Japan              0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Jeffrey A. Kolitch                                            0             0             0               0
Richard E. Kolman                                             0             0             0               0
Takahiro Komatsu                           Japan              0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0            15               0
Srihari Kumar                              India              0             0             0               0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Joon Kwun                               South Korea           0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
Simon M. Lamb                               UK                0             0             0               0
David G. Lambert                                              0             0             0               0
Joseph A. LaNasa III                                          0             0             0               0
Eric S. Lane                                                  0             0             0               0

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Thomas K. Lane                                                0             0             0               0
Rudolf N. Lang                            Germany             0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Brian J. Lee                                                  0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
George C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Tim Leissner                              Brazil              0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Ronald S. Levin                                               0             0             0               0
Allan S. Levine                                               0             0             0               0
Brian T. Levine                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Lisette M. Lieberman                                        765             0           765               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Terence Tayseop Lim                     South Korea           0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Mark A. Lynch                               UK                0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Paula B. Madoff                                               0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Puneet Malhi                                UK                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Jean E. Manas                             Greece              0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Simon I. Mansfield                                            0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0
Eff W. Martin                                                 0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Naomi Matsuoka                             Japan              0             0             0               0
George N. Mattson                                             0             0             0               0
Thomas J. McAdam                                             88             0            88               0

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Gordon R. McCulloch                         UK                0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
Matthew B. McLennan                      Australia            0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                       0             0             0               0
James A. McNamara                                             0           215(12)         0             215(12)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                               160             0           160               0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Stephen J. Mellas                                             0             0             0               0
Andrew J. Melnick                                             0             0             0               0
Bruce H. Mendelsohn                                         100           400(13)       100             400(13)
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Garry E. Menzel                             UK                0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Therese L. Miller                                             0             0             0               0
Michael J. Millette                                           0             0             0               0
James E. Milligan                                             0             0             0               0
Milton R. Millman                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0

--------------------------
(12)     Shared with family members.

(13)     Shared with family members.

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Masanori Mochida                           Japan              0             0             0               0
Timothy H. Moe                                                0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Philip J. Moffitt                        Australia            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Simon P. Morris                             UK                0             0             0               0
Thomas C. Morrow                                              0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Alvise J. Munari                            UK                0             0             0               0
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Philip D. Murphy                                              0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Marc O. Nachmann                          Germany             0             0             0               0
Avi M. Nash                                                   0             0             0               0
Kevin D. Naughton                                           228             0           228               0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Daniel M. Neidich                                            58             0            58               0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Claire M. Ngo                                                 0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Erik F. Nielsen                           Denmark             0             0             0               0
Hideya Niimi                               Japan              0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
David J. Nolan                           Australia            0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India         10,000(14)         0        10,000(14)           0
Gavin G. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Roderick S. Orr                             UK                0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
James B. Otness                                               0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Simon Y. Park                                                 0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                           100           100(15)       100             100(15)
Ketan J. Patel                              UK                0             0             0               0
Sheila H. Patel                                               0             0             0               0
Douglas S. Patterson                                          0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
David T. Pearson                                              0             0             0               0
Arthur J. Peponis                                           287             0           287               0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Todd J. Phillips                                              0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0

--------------------------
(14)     Shared with family members.

(15)     Shared with family members.

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Steven M. Pinkos                                              0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H.M. Pot                         The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Alberto Pravettoni                         Italy              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                        35             0            35               0
Steven D. Pruett                                              0             0             0               0
Andrew F. Pyne                                                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
William M. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
Jean Raby                                 Canada              0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                   Philippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Sandy C. Rattray                            UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Nicholas T. Reid                            UK                0             0             0               0
David Reilly                                UK                0             0             0               0
Gene Reilly                                                   0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Jeffrey A. Resnick                                            0             0             0               0
Richard J. Revell                           UK                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kirk L. Rimer                                                 0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            6             0             6               0
William M. Roberts                                            0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
Juliet A. Robinson                          UK                0             0             0               0

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Normann G. Roesch                         Germany             0             0             0               0
Marina L. Roesler                       USA/Brazil            0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0           200(16)         0             200(16)
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
David J. Rosenblum                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Marc A. Rothenberg                                            0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Thomas A. Roupe                                               0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA          20             0            20               0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Roy J. Salameh                                                0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico            212             0           212               0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Tsutomu Sato                               Japan            240             0           240               0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                     1,000             0         1,000               0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0

--------------------------
(16)     Shared with family members.

                                                           ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6            SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF      POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     ----------
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Daniel Schmitz                            Germany             0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Matthew L. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0         1,900(17)         0           1,900(17)
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Peter A. Seibold                                              0             0             0               0
Karen D. Seitz                                                0             0             0               0
Anik Sen                                    UK                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Daniel M. Shefter                                             0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
David A. Shiffman                                             0             0             0               0
Abraham Shua                                                  0             0             0               0
Susan E. Sidd                                                 0             0             0               0
Michael H. Siegel                                             0             0             0               0
Leslie C. Sillcox                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Guy C. Slimmon                              UK                0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0

--------------------------
(17)     Shared with family members.

                                                                      APPENDIX A

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE          SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
         ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS          INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------       ----------------     ---------    -----------   -----------     -----------
Linda J. Slotnick                                          0             0            0               0
Cody J Smith                                               0         1,000(18)        0           1,000(18)
Derek S. Smith                                             0             0            0               0
Michael M. Smith                                           0             0            0               0
Sarah E. Smith                         UK                  0             0            0               0
Trevor A. Smith                        UK                  0             0            0               0
John E. Smollen                                            0             0            0               0
Jonathan S. Sobel                                          0             0            0               0
David M. Solomon                                           0             0            0               0
Judah C. Sommer                                            0             0            0               0
Theodore T. Sotir                                          0             0            0               0
Sergio E. Sotolongo                                        0             0            0               0
Vickrie C. South                                           0             0            0               0
Daniel L. Sparks                                           0             0            0               0
Nicholas J. Spencer                    UK                  0             0            0               0
Claudia Spiess                     Switzerland             0             0            0               0
Marc A. Spilker                                            0             0            0               0
Howard Q. Spooner                      UK                  0             0            0               0
Joseph F. Squeri                                           0             0            0               0
Christoph W. Stanger                 Austria               0             0            0               0
Daniel W. Stanton                                          0             0            0               0
Steven R. Starker                                          0             0            0               0
Keith G. Starkey                       UK                  0             0            0               0
Esta E. Stecher                                            0             0            0               0
Cathrine Steck                                             0             0            0               0
Fredric E. Steck                                           0             0            0               0
Robert K. Steel                                            0             0            0               0
Jean-Michel Steg                     France                0             0            0               0
Joseph P. Stevens                                          0             0            0               0
Chase O. Stevenson                                         0             0            0               0
Richard J. Stingi                                          0             0            0               0
Raymond S. Stolz                                           0             0            0               0
Timothy T. Storey                    Canada                0             0            0               0
George C. Strachan                                         0             0            0               0
Raymond B. Strong, III                                     0             0            0               0
Steven H. Strongin                                         0             0            0               0
Nobumichi Sugiyama                    Japan                0             0            0               0
Christopher P. Sullivan            USA/Ireland             0             0            0               0
Patrick Sullivan                                           0             0            0               0
Johannes R. Sulzberger               Austria               0             0            0               0
Hsueh J. Sung                        Taiwan                0             0            0               0
Howard B. Surloff                                          0             0            0               0
Richard J. Sussman                                         0             0            0               0
Peter D. Sutherland S.C.             Ireland               0             0            0               0
Watanan Suthiwartnarueput           Thailand               0             0            0               0
Gary J. Sveva                                              0             0            0               0
Eric S. Swanson                                            0             0            0               0

---------------
(18)     Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE          SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
        ITEM 1                   UNLESS OTHERWISE     UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS          INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------       ----------------     ---------    -----------   -----------     -----------
Gene T. Sykes                                              0             0            0               0
Shahriar Tadjbakhsh                                        0             0            0               0
Kunio Tahara                          Japan                0             0            0               0
Ronald K. Tanemura                   UK/USA                0             0            0               0
Kui F. Tang                        China (PRC)             0             0            0               0
Caroline H. Taylor                     UK                  0             0            0               0
Greg W. Tebbe                                              0             0            0               0
Roland W. Tegeder                    Germany               0             0            0               0
David H. Tenney                                            0             0            0               0
Mark R. Tercek                                             0             0            0               0
Donald F. Textor                                           0             0            0               0
John A. Thain                                              0             0            0               0
John L. Thornton                                           0             0            0               0
Stephen M. Thurer                                          0             0            0               0
Nicolas F. Tiffou                    France                0             0            0               0
Jason A. Tilroe                                            0             0            0               0
Daisuke Toki                          Japan                0             0            0               0
Peter K. Tomozawa                                          0             0            0               0
Massimo Tononi                        Italy                0             0            0               0
Brian J. Toolan                                            0             0            0               0
John R. Tormondsen                                         0             0            0               0
John L. Townsend III                                       0             0            0               0
Mark J. Tracey                         UK                  0             0            0               0
Stephen S. Trevor                                          0             0            0               0
Byron D. Trott                                             0             0            0               0
Michael A. Troy                                            0             0            0               0
Daniel Truell                          UK                  0             0            0               0
Donald J. Truesdale                                        0             0            0               0
Irene Y. Tse                        Hong Kong              0             0            0               0
Robert B. Tudor III                                        0             0            0               0
Thomas E. Tuft                                             0             0            0               0
John Tumilty                           UK                  0             0            0               0
Barry S. Turkanis                                          0             0            0               0
Malcolm B. Turnbull                 Australia              0             0            0               0
Christopher H. Turner                                      0             0            0               0
Gareth N. Turner                     Canada                0             0            0               0
Eiji Ueda                             Japan                0             0            0               0
Scott B. Ullem                                             0             0            0               0
Kaysie P. Uniacke                                          0             0            0               0
Can Uran                                                   0             0            0               0
John E. Urban                                              0             0            0               0
Lucas van Praag                        UK                  0             0            0               0
Hugo H. Van Vredenburch          The Netherlands           0             0            0               0
Frederick G. Van Zijl                                      0             0            0               0
Lee G. Vance                                               0             0            0               0
Ashok Varadhan                                             0             0            0               0
Corrado P. Varoli                    Canada                0             0            0               0
John J. Vaske                                              0             0            0               0
Robin A. Vince                         UK                  0             0            0               0
David A. Viniar                                            0             0            0               0

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE          SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
         ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS          INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------       ----------------     ---------    -----------   -----------     -----------
Andrea A. Vittorelli                  Italy                0             0            0               0
Barry S. Volpert                                          20             0           20               0
Casper W. Von Koskull                Finland               0             0            0               0
David H. Voon                                              0             0            0               0
Robert T. Wagner                                           0             0            0               0
John E. Waldron                                            0             0            0               0
George H. Walker IV                                        0            10(19)        0              10(19)
Joann B. Walker                                            0             0            0               0
Thomas B. Walker III                                       0             0            0               0
Robert P. Wall                                             0             0            0               0
Steven A. Wallace                      UK                  0             0            0               0
Berent A. Wallendahl                 Norway                0             0            0               0
David R. Walton                        UK                  0             0            0               0
Hsueh-Ming Wang                                            0             0            0               0
Theodore T. Wang                   China (PRC)             0             0            0               0
Patrick J. Ward                                            0             0            0               0
Michael W. Warren                      UK                  0             0            0               0
Haruko Watanuki                       Japan                0             0            0               0
Jerry T. Wattenberg                                        0             0            0               0
Mark K. Weeks                          UK                  0             0            0               0
David M. Weil                                              0             0            0               0
Theodor Weimer                       Germany               0             0            0               0
John S. Weinberg                                           0             0            0               0
Peter A. Weinberg                                          0             0            0               0
Gregg S. Weinstein                                         0             0            0               0
Scott R. Weinstein                                         0             0            0               0
Mark S. Weiss                                              0             0            0               0
George W. Wellde, Jr.                                      0             0            0               0
Christopher S. Wendel                                      0             0            0               0
Martin M. Werner                     Mexico                0             0            0               0
Richard T. Wertz                                           0             0            0               0
Lance N. West                                              0             0            0               0
Matthew Westerman                      UK                  0             0            0               0
Barbara A. White                                           0             0            0               0
Melanie J. White                       UK                  0             0            0               0
William Wicker                                             0             0            0               0
A. Carver Wickman                                          0             0            0               0
Elisha Wiesel                                              0             0            0               0
C. Howard Wietschner                                       0             0            0               0
David D. Wildermuth                                        0             0            0               0
Edward R. Wilkinson                                       82             0           82               0
Kevin L. Willens                                           0             0            0               0
Susan A. Willetts                                          0             0            0               0
Anthony G. Williams                    UK                  0             0            0               0
Christopher G. Williams                UK                  0             0            0               0
Gary W. Williams                                           0             0            0               0
Meurig R. Williams                     UK                  0             0            0               0
Todd A. Williams                                          90             0           90               0

-----------------
(19)     Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE          SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
         ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS          INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------       ----------------     ---------    -----------   -----------     -----------
John S. Willian                                            0             0            0               0
Kenneth W. Willman                                         0             0            0               0
Keith R. Wills                         UK                  0             0            0               0
Andrew F. Wilson                   New Zealand             0             0            0               0
Kendrick R. Wilson III                                     0             0            0               0
Kurt D. Winkelmann                                         0             0            0               0
Jon Winkelried                                             0             0            0               0
Steven J. Wisch                                            0             0            0               0
Michael S. Wishart                                         0             0            0               0
Richard E. Witten                                          0             0            0               0
Alexander D. Wohl                                          0             0            0               0
William H. Wolf, Jr.                                       0             0            0               0
Melinda B. Wolfe                                           0             0            0               0
Tracy R. Wolstencroft                                      0             0            0               0
Jon A. Woodruf                                             0             0            0               0
Neil J. Wright                         UK                  0             0            0               0
Denise A. Wyllie                       UK                  0             0            0               0
Zi Wang Xu                        Canada/China             0             0            0               0
                                      (PRC)
Richard A. Yacenda                                         0             0            0               0
Tetsufumi Yamakawa                    Japan                0             0            0               0
Yasuyo Yamazaki                       Japan                0             0            0               0
Anne Yang                                                  0             0            0               0
Danny O. Yee                                               0             0            0               0
Jaime E. Yordan                                            0             0            0               0
W. Thomas York, Jr.                                        0             0            0               0
Wassim G. Younan                     Lebanon               0             0            0               0
Paul M. Young                                              0             0            0               0
William J. Young                                           0             0            0               0
Sanaz Zaimi                            UK                  0             0            0               0
Michael J. Zamkow                                          0            40(20)        0              40(20)
Paolo Zannoni                         Italy                0             0            0               0
Yoel Zaoui                           France                0             0            0               0
Gregory H. Zehner                                          0             0            0               0
Jide J. Zeitlin                                            0             0            0               0
Gregory Zenna                                              0             0            0               0
Yi Kevin Zhang                     China (PRC)             0             0            0               0
Joan H. Zief                                               0             0            0               0
John W. Ziegler                                            0             0            0               0
Joseph R. Zimmel                                           0             0            0               0
James P. Ziperski                                          0             0            0               0
Barry L. Zubrow                                            0             0            0               0
Mark A. Zurack                                             0             0            0               0

--------------
(20)       Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE          SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
         ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS          INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------       ----------------     ---------    -----------   -----------     -----------
Shares held by 75 private              N/A                 0         1,515,249           0         1,515,249
charitable foundations
established by 75 Covered
Persons each of whom is a
co-trustee of one or
more of such private
charitable foundations(21)

----------------
(21) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
TRUSTS

2000 John A. Thain Grantor Retained
    Annuity Trust                                                     0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                     0             0             0              0
2002 Avi M. Nash Grantor Retained
     Annuity Trust                                                    0             0             0              0
2002 Danny O. Yee Grantor Retained
     Annuity Trust                                                    0             0             0              0
2002 Douglas W. Kimmelman Grantor
     Retained Annuity Trust                                           0             0             0              0
2002 James M. Sheridan Grantor
     Retained Annuity Trust                                           0             0             0              0
2002 John A. Thain Grantor Retained
     Annuity Trust                                                    0             0             0              0
2002 Mary Ann Casati Grantor Retained
     Annuity Trust                                                    0             0             0              0
2002 Scott S. Prince Grantor Retained
     Annuity Trust                                                    0             0             0              0
2003 Scott S. Prince Grantor Retained
    Annuity Trust                                                     0             0             0              0
2003 John A. Thain Grantor Retained
     Annuity Trust                                                    0             0             0              0
2003 Danny O. Yee Grantor Retained
     Annuity Trust                                                    0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                             0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust I                                                          0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust II                                                         0             0             0              0
The Abby Joseph Cohen 2003 Annuity
     Trust I                                                          0             0             0              0
The Abby Joseph Cohen 2003 Annuity
     Trust II                                                         0             0             0              0
The Adina R. Lopatin 2000 Trust                                       0             0             0              0
The Alexander H. Witten 2000 Trust                                    0             0             0              0
The Alexander I. Berlinski 2000 Trust                                 0             0             0              0
The Alexander Litzenberger
    Remainder Trust                                                   0             0             0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                           0             0             0              0

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Amanda Liann Mead 2000 Trust                                      0             0             0              0
Anahue Trust(22)                                    Jersey            0             0             0              0
Andrew L. Fippinger-Millennium
    Trust(23)                                                         0             0             0              0
The Andrew M. Alper 2002
    Annuity Trust I                                                   0             0             0              0
The Andrew M. Alper 2002 Annuity
    Trust II                                                          0             0             0              0
The Andrew M. Alper 2003 Annuity
    Trust I                                                           0             0             0              0
The Andrew M. Alper 2003 Annuity
    Trust II                                                          0             0             0              0
The Andrew M. Gordon 2000 Family Trust                                0             0             0              0
The Anne R. Witten 2000 Trust                                         0             0             0              0
The Anne Sullivan Wellde 2000 Trust                                   0             0             0              0
The Anthony D. Lauto 2000 Family Trust                                0             0             0              0
The Anthony D. Lauto 2002 Annuity
    Trust I                                                           0             0             0              0
The Anthony D. Lauto 2002 Annuity
    Trust II                                                          0             0             0              0
The Anthony D. Lauto 2003 Annuity
    Trust I                                                           0             0             0              0
The Anthony D. Lauto 2003 Annuity
    Trust II                                                          0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                                   Connecticut          0             0             0              0
The Avi M. Nash 2000 Family Trust                                     0             0             0              0
The Bari Marissa Schwartz 2000 Trust                                  0             0             0              0
Barry A. Kaplan 2000 Family Trust                                     0             0             0              0
Barry A. Kaplan 2002 GRAT                                             0             0             0              0
Barry A. Kaplan 2003 GRAT                                             0             0             0              0
The Barry L. Zubrow 2000 Family Trust                                 0             0             0              0
The Barry L. Zubrow 2002 Annuity
    Trust I                                                           0             0             0              0
The Barry L. Zubrow 2002 Annuity
    Trust II                                                          0             0             0              0
Beller 2002 GRAT                                                      0             0             0              0
Beller 2003 GRAT                                                      0             0             0              0
Beller 2003 Family Trust                                              0             0             0              0

-------------------
(22)     Created by Andrew A. Chisholm.

(23)     Created by Ann F. Kaplan.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Beller/Moses Trust                                                0             0             0              0
The Benjamin H. Sherlund 2000 Trust                                   0             0             0              0
The Benjamin Kraus 2000 Trust                                         0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                             0             0             0              0
The Bradford C. Koenig 2002 Annuity
     Trust I                                                          0             0             0              0
The Bradley Abelow Family 2000 Trust                                  0             0             0              0
The Brian Patrick Minehan 2001 Trust(24)                              0             0             0              0
The Caceres Novogratz Family Trust                                    0             0             0              0
The Carlos A. Cordeiro Trust                                          0             0             0              0
The Charlotte Steel 2000 Trust                                        0             0             0              0
The Charlotte Textor 2000 Trust                                       0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                             0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust I                                                           0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust II                                                          0             0             0              0
The Christopher A. Cole 2003 Annuity
    Trust I                                                           0             0             0              0
The Christopher A. Cole 2003 Annuity
    Trust II                                                          0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                             0             0             0              0
The Christopher Palmisano Remainder
    Trust(25)                                                         0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                             0             0             0              0
The Cody J Smith 2000 Family Trust                                    0             0             0              0
The Cody J Smith 2002 Annuity Trust I                                 0             0             0              0
The Cody J Smith 2002 Annuity Trust II                                0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                             0             0             0              0
Dangui Trust(26)                                                      0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                             0             0             0              0

--------------
(24)     Created by E. Gerald Corrigan.

(25)     Created by Robert H. Litzenberger.

(26)     Created by Emmanuel Roman.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Daniel M. Neidich 2002 Annuity
    Trust I                                                           0             0             0              0
The Daniel M. Neidich 2002 Annuity
    Trust II                                                          0             0             0              0
The Daniel M. Neidich 2003 Annuity
    Trust I                                                           0             0             0              0
The Daniel M. Neidich 2003 Annuity
    Trust II                                                          0             0             0              0
The Daniel W. Stanton 2002 Annuity
     Trust I                                                          0             0             0              0
The Daniel W. Stanton 2002 Annuity
    Trust II                                                          0             0             0              0
The Daniel W. Stanton II 2000 Trust                                   0             0             0              0
The Danny O. Yee Trust                                                0             0             0              0
The David B. Ford 2002 Annuity Trust
    dtd as of 6/26/2002                          Pennsylvania         0             0             0              0
The David B. Ford 2003 Annuity Trust
    dtd as of 6/26/2003                          Pennsylvania         0             0             0              0
The David B. Heller 2000 Family Trust                                 0             0             0              0
The David G. Lambert 2000 Family Trust                                0             0             0              0
The David G. Lambert 2002 Annuity
     Trust I                                                          0             0             0              0
The David G. Lambert 2002 Annuity
    Trust II                                                          0             0             0              0
The David L. Henle 2000 Family Trust                                  0             0             0              0
The David L. Henle 2002 Annuity Trust
     I                                                                0             0             0              0
The David L. Henle 2002 Annuity Trust
    II                                                                0             0             0              0
The David L. Henle 2003 Annuity Trust I                               0             0             0              0
The David L. Henle 2003 Annuity Trust II                              0             0             0              0
The David M. Baum Family 2000 Trust               New Jersey          0             0             0              0
The David Viniar 2002 Annuity Trust I                                 0             0             0              0
The David Viniar 2002 Annuity Trust II                                0             0             0              0
The David Viniar 2003 Annuity Trust I                                 0             0             0              0
The David Viniar 2003 Annuity Trust II                                0             0             0              0
The David W. Blood 2002 Annuity
    Trust I                                                           0             0             0              0

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The David W. Blood 2002 Annuity
    Trust II                                                          0             0             0              0
The Donald F. Textor 2002 Annuity
    Trust I                                                           0             0             0              0
The Donald F. Textor 2002 Annuity
    Trust II                                                          0             0             0              0
The Donald F. Textor 2003 Annuity
     Trust I                                                          0             0             0              0
The Donald F. Textor 2003 Annuity
     Trust II                                                         0             0             0              0
The Douglas W. Kimmelman Trust                                        0             0             0              0
The E. Gerald Corrigan 2002 Annuity
     Trust I                                                          0             0             0              0
The E. Gerald Corrigan 2003 Annuity
     Trust I                                                          0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                                    0             0             0              0
The Edward C. Forst 2000 Family Trust                                 0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust I                                                           0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust II                                                          0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                           0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust I                                                           0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust II                                                          0             0             0              0
The Edward Scott Mead 2003 Annuity
    Trust I                                                           0             0             0              0
The Edward Scott Mead 2003 Annuity
    Trust II                                                          0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                         California          0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                                0             0             0              0
The Elizabeth H. Coulson 2000 Trust                                   0             0             0              0
The Elizabeth L. Heller 2000 Trust                                    0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                     0             0             0              0
The Elizabeth M. Stanton 2000 Trust                                   0             0             0              0
The Elizabeth Steel 2000 Trust                                        0             0             0              0
The Ellie Dorit Neustein 2000 Trust                                   0             0             0              0
The Emily Austen Katz 2000 Trust                                      0             0             0              0
The Emily Stecher 2000 Trust                                          0             0             0              0

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Emma M.L. Mead 2000 Trust                                         0             0             0              0
The Eric Fithian 2000 Trust(27)                                       0             0             0              0
The Erin Marie Tormondsen 2000 Trust                                  0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust I                                                           0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust II                                                          0             0             0              0
The Esta Eiger Stecher 2003 Annuity
    Trust I                                                           0             0             0              0
The Esta Eiger Stecher 2003 Annuity
    Trust II                                                          0             0             0              0
The Evans Trust(28)                                                   0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                             0             0             0              0
The Francis J. Ingrassia 2002 Annuity
    Trust I                                                           0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust II                                                         0             0             0              0
The Frank L. Coulson III 2000 Trust                                   0             0             0              0
The Fredric E. Steck 2000 Family Trust                                0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust I                                                           0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust II                                                          0             0             0              0
The Fredric E. Steck 2003 Annuity
    Trust I                                                           0             0             0              0
The Fredric E. Steck 2003 Annuity
    Trust II                                                          0             0             0              0
Gary D. Cohn 2000 Family Trust                                        0             0             0              0
The Gary W. Williams 2001 Trust                                       0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                                0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust I                                                           0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust II                                                          0             0             0              0
The Gene Tiger Sykes 2003 Annuity
     Trust I                                                          0             0             0              0
The Gene Tiger Sykes 2003 Annuity
     Trust II                                                         0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                             0             0             0              0
The George H. Walker 2000 Family Trust                                0             0             0              0

----------------
(27)     Created by David A. Viniar.

(28)     Created by W. Mark Evans.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The George H. Walker 2002 Annuity
    Trust I                                                           0             0             0              0
The George H. Walker 2002 Annuity
    Trust II                                                          0             0             0              0
The George W. Wellde, Jr. 2002
    Annuity Trust I                                                   0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust II                                                 0             0             0              0
The George William Wellde III 2000
    Trust                                                             0             0             0              0
Ghez 2000 GRAT                                                        0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                        0             0             0              0
The Girish V. Reddy 2001 Trust                                        0             0             0              0
The Girish V. Reddy Trust                                             0             0             0              0
The Goldenberg 2000 Family Trust                                      0             0             0              0
The Greg M. Ostroff 2000 Family Trust                                 0             0             0              0
The Gregory D. Cohen 2000 Trust                                       0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                             0             0             0              0
The Gregory K. Palm 2000 Family Trust                                 0             0             0              0
The Gregory K. Palm 2002 Annuity
    Trust I                                                           0             0             0              0
The Gregory K. Palm 2002 Annuity
    Trust II                                                          0             0             0              0
The Gregory K. Palm 2003 Annuity
    Trust I                                                           0             0             0              0
The Gregory K. Palm 2003 Annuity
    Trust II                                                          0             0             0              0
The Guapulo Trust(29)                               Jersey            0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                             0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust I                                                   0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust II                                                  0             0             0              0
The Howard A. Silverstein 2003
    Annuity Trust I                                                   0             0             0              0
The Howard A. Silverstein 2003
    Annuity Trust II                                                  0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                     0             0             0              0
The J. David Rogers 2002 Annuity
    Trust I                                                           0             0             0              0

----------------
(29)     Created by Erland S. Karlsson.

                                                    ITEM 6         ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED         SOLE          SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The J. David Rogers 2002 Annuity
    Trust II                                                          0             0             0              0
The J. David Rogers 2003 Annuity
    Trust I                                                           0             0             0              0
The J. David Rogers 2003 Annuity
    Trust II                                                          0             0             0              0
The James Alexander Mead 2000 Trust                                   0             0             0              0
The James M. Sheridan Shares Trust                                    0             0             0              0
The James M. Sheridan Trust                                           0             0             0              0
The James Nicholas Katz 2000 Trust                                    0             0             0              0
James P. Riley, Jr. 2000 Family Trust                                 0             0             0              0
The James P. Riley, Jr. 2002 Family
    GST Trust                                                         0             0             0              0
The Jason Kraus 2000 Trust                            UK              0             0             0              0
The Jason William Tortora 2000 Trust                                  0             0             0              0
The Jeffrey D. Witten 2000 Trust                                      0             0             0              0
The Jennifer Lauren Alper 2000 Trust                                  0             0             0              0
JG 2000 Trust(30)                                                     0             0             0              0
JG 2000 Trust (continuing trust)(30)                                  0             0             0              0
JG 2002 GRAT(30)                                                      0             0             0              0
JG 2003 GRAT(30)                                                      0             0             0              0
JG 2003 Family Trust(30)                                              0             0             0              0
The John A. Thain Trust                                               0             0             0              0
The John J. Powers 2000 Family Trust                                  0             0             0              0
The John O. Downing 2000 Family Trust                                 0             0             0              0
The John O. Downing 2002 Annuity
    Trust I                                                           0             0             0              0
The John O. Downing 2002 Annuity
    Trust II                                                          0             0             0              0
The John O. Downing 2003 Annuity
    Trust I                                                           0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                             0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                           0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust I                                                           0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust II                                                          0             0             0              0

--------------
(30)     Created by Jacob D. Goldfield.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The John R. Tormondsen 2003 Annuity
    Trust I                                                           0             0             0              0
The John R. Tormondsen 2003 Annuity
    Trust II                                                          0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                                0             0             0              0
The John S. Weinberg 2000 Family Trust                                0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust I                                                           0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust II                                                          0             0             0              0
The John S. Weinberg 2003 Annuity
    Trust I                                                           0             0             0              0
The John S. Weinberg 2003 Annuity
    Trust II                                                          0             0             0              0
The Jonathan G. Neidich 2000 Trust                                    0             0             0              0
The Jonathan L. Cohen 2002 Annuity
    Trust I                                                           0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust I                                                           0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust II                                                          0             0             0              0
The Jordan Viniar 2000 Trust                                          0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                             0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust I                                                           0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust II                                                          0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                             0             0             0              0
The Joseph H. Gleberman 2002 Annuity
    Trust I                                                           0             0             0              0
The Karen Barlow Corrigan 2000 Trust                                  0             0             0              0
The Karen Rebecca Alper 2000 Trust                                    0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                               Jersey            0             0             0              0
The Katherine A. M. Stanton 2000 Trust                                0             0             0              0
The Katheryn C. Coulson 2000 Trust                                    0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                                0             0             0              0
The Kelsey Fithian 2000 Trust(31)                                     0             0             0              0

-----------------
(31)     Created by David A. Viniar.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Kenneth Litzenberger Remainder
    Trust                                                             0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                                0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                             0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust I                                                           0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust II                                                          0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust III                                                         0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust I                                                           0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust II                                                          0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust III                                                         0             0             0              0
The Kimberly Lynn Macaione 2000
    Trust(32)                                                         0             0             0              0
The Kimberly R. Textor 2000 Trust                                     0             0             0              0
The Kipp M. Nelson Trust                                              0             0             0              0
The Kuala Trust(33)                                 Jersey            0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                        0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                             0             0             0              0
Lawrence R. Buchalter 2002 Annuity
    Trust I                                                           0             0             0              0
The Lawrence R. Buchalter 2002
    Annuity Trust II                                                  0             0             0              0
The Lee G. Vance 2000 Family Trust                                    0             0             0              0
The Lee G. Vance 2002 Annuity Trust I                                 0             0             0              0
The Leslie C. Sillcox 2003 Annuity
    Trust I                                                           0             0             0              0
The Leslie C. Sillcox 2003 Annuity
    Trust II                                                          0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust I                                                           0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust II                                                          0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                                  0             0             0              0

-----------------
(32)     Created by Frank L. Coulson, Jr.

(33)     Created by Sylvain M. Hefes.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Lloyd C. Blankfein 2002 Annuity
    Trust I                                                           0             0             0              0
The Louise Rice Townsend 2000 Trust                                   0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                            New Jersey          0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                                New Jersey          0             0             0              0
The Mallory G. Neidich 2000 Trust                                     0             0             0              0
The Marc A. Spilker 2000 Family Trust                                 0             0             0              0
The Mark A. Zurack 2000 Family Trust                                  0             0             0              0
The Mark A. Zurack 2000 Issue Trust                                   0             0             0              0
The Mark A. Zurack 2002 Annuity Trust I                               0             0             0              0
The Mark A. Zurack 2002 Annuity Trust II                              0             0             0              0
The Mark A. Zurack 2003 Annuity Trust I                               0             0             0              0
Mark Dehnert Living Trust                          Illinois           0             0             0              0
The Mark Tercek 2000 Family Trust                                     0             0             0              0
The Mark Tercek 2002 Annuity Trust I                                  0             0             0              0
The Mark Tercek 2002 Annuity Trust II                                 0             0             0              0
The Mark Tercek 2003 Annuity Trust I                                  0             0             0              0
Marks 2000 (continuing trust)                                         0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                             0             0             0              0
The Mary Ann Casati Trust                                             0             0             0              0
The Matthew D. Rogers 2000 Trust                                      0             0             0              0
The Maya Bettina Linden 2000 Trust                                    0             0             0              0
Melissa Jane Minehan 2001 Trust(34)                                   0             0             0              0
The Merritt Moore Townsend 2000 Trust                                 0             0             0              0
The Mesdag Family Trust                            Delaware           0             0             0              0
The Michael A. Price 2000 Family Trust                                0             0             0              0
The Michael D. Ryan 2000 Family Trust                                 0             0             0              0

-------------
(34)     Created by E. Gerald Corrigan.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Michael D. Ryan 2002 Annuity
    Trust II                                                          0             0             0              0
The Michael D. Ryan 2003 Annuity
    Trust I                                                           0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                             0             0             0              0
The Michael J. Zamkow 2001 Trust                                      0             0             0              0
The Michael J. Zamkow 2002 Annuity
     Trust I                                                          0             0             0              0
The Michael J. Zamkow 2002 Annuity
    Trust II                                                          0             0             0              0
The Michael Stecher 2000 Trust                                        0             0             0              0
The Milton R. Berlinski 2002 Annuity
     Trust I                                                          0             0             0              0
The Milton R. Berlinski 2002 Annuity
    Trust II                                                          0             0             0              0
The Milton R. Berlinski 2003 Annuity
     Trust I                                                          0             0             0              0
The Milton R. Berlinski 2003 Annuity
     Trust II                                                         0             0             0              0
The Milton R. and Jena M. Berlinski
     2003 Life Insurance Trust                                        0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                                0             0             0              0
Murphy 2000 (continuing trust) (35)                                   0             0             0              0
Murphy 2002 GRAT(35)                                                  0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                                  0             0             0              0
The Nicole Schiller 2000 Trust                                        0             0             0              0
The Patrick J. Ward 2001 Trust                                        0             0             0              0
The Peter C. Gerhard 2000 Family Trust                                0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust I                                                           0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust II                                                          0             0             0              0
The Peter C. Gerhard 2003 Annuity
    Trust I                                                           0             0             0              0
The Peter C. Gerhard 2003 Annuity
    Trust II                                                          0             0             0              0
The Peter D. Kiernan, III 2002
     Annuity Trust I                                                  0             0             0              0
The Peter D. Kiernan, III 2002
    Annuity Trust II                                                  0             0             0              0
The Peter Kiernan IV 2000 Trust                                       0             0             0              0

----------------
(35)     Created by Thomas S. Murphy, Jr.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Peter S. Kraus 2002 Annuity
    Trust I                                                           0             0             0              0
The Peter S. Kraus 2002 Annuity
    Trust II                                                          0             0             0              0
The Peter S. Kraus 2003 Annuity
    Trust I                                                           0             0             0              0
The Peter S. Kraus 2003 Annuity
    Trust II                                                          0             0             0              0
The Philip D. Murphy 2000 Family Trust                                0             0             0              0
The Philip D. Murphy 2002 Annuity
    Trust I                                                           0             0             0              0
The Philip D. and Tammy S. Murphy
    2002 Life Insurance Trust                                         0             0             0              0
The Philip Darivoff 2002 Annuity
    Trust I                                                           0             0             0              0
The Philip Darivoff 2002 Annuity
    Trust II                                                          0             0             0              0
The Philip Darivoff 2002 Family Trust                                 0             0             0              0
The Rachel M. Darivoff 2000 Trust                                     0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                             0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust I                                                           0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust II                                                          0             0             0              0
The Ralph F. Rosenberg 2003 Annuity
    Trust I                                                           0             0             0              0
The Ralph F. Rosenberg 2003 Annuity
    Trust II                                                          0             0             0              0
Randal M. Fippinger-Millennium Trust(36)                              0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                             0             0             0              0
Rayas Trust(37)                                     Jersey            0             0             0              0
The Rebecca Viniar 2000 Trust                                         0             0             0              0
The Richard A. Friedman 2002 Annuity
    Trust I                                                           0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                             0             0             0              0
The Richard A. Sapp 2000 Family Trust                                 0             0             0              0
The Richard A. Sapp 2002 Annuity
    Trust I                                                           0             0             0              0

------------
(36)     Created by Ann F. Kaplan.

(37)     Created by Emmanuel Roman.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Richard A. Sapp 2003 Annuity
    Trust I                                                           0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust I                                                           0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust II                                                          0             0             0              0
The Richard E. Witten 2003 Annuity
    Trust I                                                           0             0             0              0
The Richard E. Witten 2003 Annuity
    Trust II                                                          0             0             0              0
The Richard G. Sherlund 2002 Annuity
    Trust I                                                           0             0             0              0
Robert A. Fippinger, Jr. Millennium
    Trust(38)                                                         0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                             0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust I                                                           0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust II                                                          0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                             0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust I                                                           0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust II                                                          0             0             0              0
The Robert B. Morris III 2003 Annuity
    Trust I                                                           0             0             0              0
The Robert B. Morris III 2003 Annuity
    Trust II                                                          0             0             0              0
The Robert J. Hurst 2000 Family Trust                                 0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust I                                                           0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust II                                                          0             0             0              0
The Robert J. Hurst 2003 Annuity
    Trust I                                                           0             0             0              0
The Robert J. Hurst 2003 Annuity
    Trust II                                                          0             0             0              0
The Robert J. Katz 2002 Annuity Trust I                               0             0             0              0
The Robert J. Katz 2002 Annuity
    Trust II                                                          0             0             0              0
The Robert J. Katz 2003 Annuity
    Trust I                                                           0             0             0              0
The Robert J. Katz 2003 Annuity
    Trust II                                                          0             0             0              0

-----------------
(38)       Created by Ann F. Kaplan.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Robert J. O'Shea 2000 Family Trust                                0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust I                                                           0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust II                                                          0             0             0              0
The Robert J. O'Shea 2003 Annuity
    Trust I                                                           0             0             0              0
The Robert J. O'Shea 2003 Annuity
    Trust II                                                          0             0             0              0
The Robert J. Pace 2000 Family Trust                                  0             0             0              0
The Robert J. Pace 2002 Annuity
    Trust I                                                           0             0             0              0
The Robert J. Pace 2003 Annuity
    Trust I                                                           0             0             0              0
The Robert J. Pace 2003 Annuity
    Trust II                                                          0             0             0              0
The Robert K. Steel 2002 Annuity
    Trust I                                                           0             0             0              0
The Robert K. Steel 2002 Annuity
    Trust II                                                          0             0             0              0
The Robert K. Steel 2003 Annuity
    Trust I                                                           0             0             0              0
The Robert K. Steel 2003 Annuity
    Trust II                                                          0             0             0              0
Robin Neustein 2002 Annuity Trust                                     0             0             0              0
Robin Neustein 2003 Annuity Trust                                     0             0             0              0
The Samantha Schiller 2000 Trust                                      0             0             0              0
The Sarah B. Lopatin 2000 Trust                                       0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                                   0             0             0              0
The Sarah M. Darivoff 2000 Trust                                      0             0             0              0
The Sarah Rose Berlinski 2000 Trust                                   0             0             0              0
The Scott B. Kapnick 2000 Family Trust                                0             0             0              0
The Scott B. Kapnick 2002 Annuity
    Trust I                                                           0             0             0              0
The Scott B. Kapnick 2003 Annuity
    Trust I                                                           0             0             0              0
Scott M. Pinkus 2000 Family Trust                 New Jersey          0             0             0              0
The Scott S. Prince Trust                                             0             0             0              0
The Sharmin Mossavar-Rahmani 2002
    Annuity Trust I                                                   0             0             0              0
The Sharmin Mossavar-Rahmani 2003
    Annuity Trust I                                                   0             0             0              0

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Stephen M. Neidich 2000 Trust                                     0             0             0              0
The Steven J. Wisch 2001 Family Trust                                 0             0             0              0
The Steven J. Wisch 2002 Annuity
    Trust I                                                           0             0             0              0
The Steven J. Wisch 2003 Annuity
    Trust I                                                           0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                                  0             0             0              0
The Steven Starker 2001 Family Trust                                  0             0             0              0
The Steven Starker 2002 Grantor
    Retained Annuity Trust                                            0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                             0             0             0              0
The Steven T. Mnuchin 2002 Annuity
    Trust I                                                           0             0             0              0
The Steven T. Mnuchin 2003 Annuity
    Trust I                                                           0             0             0              0
The Steven T. Mnuchin 2003 Annuity
    Trust II                                                          0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                      0             0             0              0
The Stuart Mark Rothenberg 2002
     Annuity Trust I                                                  0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust II                                                  0             0             0              0
The Stuart Mark Rothenberg 2003
     Annuity Trust I                                                  0             0             0              0
The Stuart Mark Rothenberg 2003
     Annuity Trust II                                                 0             0             0              0
The Suzanne E. Cohen 2000 Trust                                       0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                             0             0             0              0
The Terence M. O' Toole 2002 Annuity
    Trust I                                                           0             0             0              0
The Tess Augusta Linden 2000 Trust                                    0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                         New Jersey          0             0             0              0
The Thomas J. Healey 2002 Annuity
    Trust                                                             0             0             0              0
The Thomas J. Healey 2003 Annuity
    Trust                                         New Jersey          0             0             0              0
The Thomas J. Healey 2003 Annuity
    Trust II                                      New Jersey          0             0             0              0
The Thomas K. Montag 2000 Family Trust                                0             0             0              0

                                                    ITEM 6         ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED         SOLE          SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
The Tracy Richard Wolstencroft 2000
    Family Trust                                                      0             0             0              0
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                                   0             0             0              0
The Tracy Richard Wolstencroft 2003
    Annuity Trust I                                                   0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00                  Pennsylvania         0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00            Pennsylvania         0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01(39)                   New Jersey          0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 5, 2002(39)                                                  0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    March 26, 2003(39)                            New Jersey          0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 13, 2003(39)                             New Jersey
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01               New Jersey          0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 5, 2002                                                0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d March 26, 2003                          New Jersey          0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 13, 2003                           New Jersey          0             0             0              0
The Unicorn Trust(40)                                 UK              0             0             0              0
Vyrona Trust(41)                                    Jersey            0             0             0              0
The William C. Sherlund 2000 Trust                                    0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                                   0             0             0              0
Zachariah Cobrinik 2001 Family Trust                                  0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                             0             0             0              0
Zachariah Cobrinik 2002 Annuity Trust                                 0             0             0              0
Zachariah Cobrinik 2003 Annuity Trust                                 0             0             0              0

---------------
(39)     Created by Thomas J. Healey.

(40)     Created by Wiet H.M. Pot.

(41)     Created by Sylvain M. Hefes.

                                                    ITEM 6         ITEM 7        ITEM 8       ITEM 9        ITEM 10
                                                   PLACE OF         SOLE         SHARED        SOLE         SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
PARTNERSHIPS

ALS Investment Partners, L.P.(42)                  Delaware           0             0             0              0
Beech Associates, L.P.(43)                         Delaware           0             0             0              0
Crestley, L.P.(44)                                 Delaware           0             0             0              0
Greenley Partners, L.P.(45)                        Delaware           0             0             0              0
HEMPA Limited Partnership(46)                      Delaware           0             0             0              0
JSS Investment Partners, L.P.(47)                  Delaware           0             0             0              0
The Litzenberger Family Limited
    Partnership                                    Delaware           0             0             0              0
Mesdag Family Limited Partnership                  Delaware           0             0             0              0
Mijen Family Partnership(48)                       Illinois           0             0             0              0
Opatrny Investment Partners, L.P.                  Delaware           0             0             0              0
Quail Brook GS Partners, L.P.(49)                  Delaware           0             0             0              0
Rantz GS Investment Partners, L.P.                 Delaware           0             0             0              0
Savitz Investment Partners, L.P.(50)               Delaware           0             0             0              0
Stone Gate GS Partners, L.P.(51)                   Delaware           0             0             0              0
Trott GS Investment Partners, L.P.                 Delaware           0             0             0              0
Tuft GS Investment Partners, L.P.                  Delaware           0             0             0              0
Ward Investment Partners, L.P.                     Delaware           0             0             0              0
Windy Hill Investment Company II,
    L.P.(52)                                       Delaware           0             0             0              0
Winkelried Investment Partners, L.P.               Delaware           0             0             0              0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                        Delaware           0             0             0              0
The Lawrence Cohen Family LLC                      Delaware           0             0             0              0
The Rebecca Amitai Family LLC                      Delaware           0             0             0              0
The Steven Starker Family LLC                      Delaware           0             0             0              0

CORPORATIONS

Anahue Limited(53)                                  Jersey            0             0             0              0

------------
(42)     Created by Charles B. Seelig, Jr.

(43)     Created by David B. Ford.

(44)     Created by Thomas J. Healey.

(45)     Created by Jaime E. Yordan.

(46)     Created by Henry M. Paulson, Jr.

(47)     Created by Jonathan S. Savitz.

(48)     Created by Peter Layton.

(49)     Created by Barry L. Zubrow.

(50)     Created by Peter Savitz.

(51)     Created by Connie K. Duckworth.

(52)     Created by Joseph D. Gutman.

(53)     Created by Andrew A. Chisholm.

                                                    ITEM 6         ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                                   PLACE OF         SOLE         SHARED         SOLE           SHARED
                                                 ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                  (NEW YORK       POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                        UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                  INDICATED)        SHARES        SHARES        SHARES         SHARES
----------------------------------------      ----------------    ---------     ---------    -----------    -----------
Chambolle Limited(54)                               Jersey            0             0             0              0
Guapulo Holdings Ltd(55)                            Jersey            0             0             0              0
HJS2 Limited(56)                                Cayman Islands        0             0             0              0
Majix Limited(57)                                   Jersey            0             0             0              0
Melalula Limited(58)                                Jersey            0             0             0              0
RJG Holding Company(59)                         Cayman Islands        0             0             0              0
Robinelli Limited(60)                               Jersey            0             0             0              0
Vyrona Holdings Limited(61)                         Jersey            0             0             0              0
Zurrah Limited(62)                                  Jersey            0             0             0              0

-----------------------
(54)     Created by Emmanuel Roman.

(55)     Created by Erland S. Karlsson.

(56)     Created by Hsueh J. Sung.

(57)     Created by Alok Oberoi.

(58)     Created by Peter D. Sutherland.

(59)     Created by Richard J. Gnodde.

(60)     Created by Claudio Costamagna.

(61)     Created by Sylvain M. Hefes.

(62)     Created by Yoel Zaoui.

         This Amendment No. 45 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 45 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by approximately one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson"), the former members (the "Walter Frank Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") and John Breyo (together with the Hull Covered Persons, the SLK Covered Persons, the

Jacobson Covered Persons and Walter Frank Covered Persons, the "Acquisition Covered Persons"), a former partner of The Ayco Company, L.P. ("Ayco"), acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson, Walter Frank or Ayco or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on September 24, 2003 and are expected to terminate on or around October 24, 2003. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 13,839,048 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program (of which 412,000 Covered Shares have been sold from September 24, 2003 through October 22, 2003). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). Certain participants in the Channel A Sales Program are effecting their sales pursuant to plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, as described in Annex C. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

         The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc. (the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to 17,824,309 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program (of which 2,431,623 Covered Shares have been sold from September 24, 2003 through October 22, 2003). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each

Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement"), between such Walter Frank Covered Person and GS Inc. In the case of John Breyo, certain of the provisions and restrictions discussed below are set forth in a Partner Agreement, dated as of April 14, 2003 (the "Breyo Partner Agreement"), between John Breyo and GS Inc and, together with the SLK Member Agreement, the Jacobson Member Agreement and the Walter Frank Member Agreement, the "Member Agreements"). The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank, and John Breyo agreed not to transfer such Covered Shares until after July 1, 2004, the first anniversary of the closing of the acquisition by GS Inc. of Ayco. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, 54,786,126 Covered Shares on May 8, 2003 and 177,851 Covered Shares on June 26, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 26, 2004 and June 26, 2005 and as to the Covered Shares beneficially owned by John Breyo in equal installments on each of July 1, 2004, July 1, 2005 and such date after December 31, 2005 (but in no event later than January 31, 2005) on which GS Inc. notifies John Breyo that such Partner Transfer Restrictions have lapsed. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 647,042 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and up to an aggregate of 2,087,311 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

         On September 24, 2003, the Shareholders' Committee waived the Transfer Restrictions on 20,000 Covered Shares held by a Transferee Covered Person.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., John
A. Thain and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. On June 25, 2003, a similar arrangement was established with respect to a previously established Estate Planning Covered Person, with the IPO Pledge being replaced by a guarantee and pledge agreement entered into by the Estate Planning Covered Person and the Individual Covered Person pledging his interests in the entity to GS Inc.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. In connection with GS Inc.'s acquisition of Ayco, John Breyo has pledged to GS Inc. Common Stock or other assets to secure his obligations under the Breyo Partner Agreement to indemnify GS Inc. in connection with the acquisition of Ayco and not to engage in certain competitive activities or solicit clients or employees of GS Inc. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 2,711,286 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002 and January 8, 2003, GS Inc. entered into a Registration Rights Instrument and four substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 2,341,200 Covered Shares with strike prices ranging from $70 to $105 and maturity dates ranging from November 22, 2003 to January 21, 2006. None of these Covered Persons is employed by Goldman Sachs. Certain Individual Covered Persons not employed by Goldman Sachs have written American-style put options on an aggregate of 10,400 Covered Shares with strike prices ranging from $75.00 to $85.00 and maturity dates ranging from November 22, 2003 to January 17, 2004.

         On May 8, 2003, an Individual Covered Person purchased an American-style put option on 40,000 Covered Shares with a strike price of $70.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 40,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004. On June 3, 2003, this Individual Covered Person purchased an American-style put option on 30,000 Covered Shares with a strike price of $75.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 30,000 Covered Shares with a strike price of $90.00 and an expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 77,500 Uncovered Shares with strike prices ranging from $80 to $100 and maturity dates ranging from November 22, 2003 to January 22, 2005.

         An Individual Covered Person who is not employed by GS Inc. entered into two separate pre-paid variable share forward contracts on June 2, 2003 on Covered Shares that were not subject to any transfer restrictions. One contract relates to 74,051 Covered Shares, has a Cap Price (as used in the formula below) of $98.59 and a Floor Price (as used in the formula below) of $82.15, and yielded proceeds to the Individual Covered Person of $5,275,126.66. The other contract relates to 74,052 Covered Shares, has a Cap Price of $98.42 and a Floor Price of $82.02, and yielded proceeds to the Individual Covered Person of $5,267,570.54. Both contracts have a delivery date of June 7, 2006 (the "Delivery Date"). Under each contract, in exchange for receiving the proceeds, the Individual Covered Person agreed to deliver a number of shares of Common Stock on the Delivery Date (or on an earlier date if the contract is terminated early) pursuant to the following formula: (i) if the price of Common Stock on June 2, 2006 (the "Final Price") is less than the Floor Price, the number of shares to which the contract relates (the "Number of Shares"); (ii) if the Final Price is less than to the Cap Price, but greater than the Floor Price, then a number of shares equal to the Number of Shares times the Floor Price divided by the Final Price; (iii) if the Final Price is greater than the Cap Price, then a number of shares equal to the Number of Shares multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the Final Price and the Cap Price, and the denominator of which is the Final Price. Alternatively, the Individual Covered Person has the option to cash settle either contract, with the cash settlement amount being equal to the Number of Shares to be delivered times the Final Price. In connection with these contracts, the Individual Covered Person pledged an aggregate of 148,103 Covered Shares to the counterparties to secure the delivery obligation.

Material to be Filed as Exhibits

Exhibit                                                   Description
-------                                                   -----------
A.                  Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the
                    Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

B.                  Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to
                    Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The
                    Goldman Sachs Group, Inc.).

C.                  Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit
                    10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs
                    Group, Inc.).

D.                  Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000
                    (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
                    July 11, 2000 (File No. 005-56295)).

E.                  Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to
                    Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File
                    No. 005-56295)).

F.                  Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999
                    (File No. 005-56295)).

G.                  Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

H.                  Form of Counterpart to Shareholders' Agreement for former retired limited partners of The
                    Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
                    (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed
                    June 21, 2000 (File No. 005-56295)).

I.                  Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and
                    Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial
                    Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

J.                  Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                    No. 005-56295)).

K.                  Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to
                    Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

L.                  Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to
                    Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

M.                  Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to
                    Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

Exhibit                                                   Description
-------                                                   -----------
N.                  Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
                    (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
                    June 30, 2000 (File No. 005-56295)).

O.                  Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

P.                  Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

Q.                  Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial
                    Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

R.                  Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000
                    (File No. 005-56295)).

S.                  Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered
                    Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D,
                    filed November 3, 2000 (File No. 005-56295)).

T.                  Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001
                    (File No. 005-56295)).

U.                  Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson
                    Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                    Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

V.                  Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered
                    Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D,
                    filed March 28, 2001 (File No. 005-56295)).

W.                  Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to
                    Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

X.                  Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to
                    Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

Y.                  Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S.
                    corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial
                    Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

Z.                  Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through
                    non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the
                    Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

AA.                 Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by
                    The Goldman Sachs Group, Inc.).

Exhibit                                                   Description
-------                                                   -----------
BB.                 Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales
                    Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule
                    13D, filed June 20, 2002 (File No. 005-56295)).

CC.                 Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank
                    Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
                    Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

DD.                 Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank
                    Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
                    Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

EE.                 Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by  The Goldman Sachs Group, Inc.).

FF.                 Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No.
                    005-56295)).

GG.                 Partner Agreement, dated as of April 14, 2003, between GS Inc. and John Breyo (incorporated by reference to Exhibit GG to Amendment No. 44 to the Initial Schedule 13D, filed September 19,
                    2003 (File No. 005-56295)).

HH.                 Pledge Agreement, dated as of July 1, 2003, between GS Inc. and John Breyo (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule 13D, filed September 19,
                    2003 (File No. 005-56295)).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS

--------------------------------------------------------------------------------------------------------------------
                                                                             CONVICTIONS OR         BENEFICIAL
                                                                              VIOLATIONS OF       OWNERSHIP OF THE
                                                                            FEDERAL OR STATE    COMMON STOCK OF THE
                                                                            LAWS WITHIN THE        GOLDMAN SACHS
  NAME            CITIZENSHIP   BUSINESS ADDRESS     PRESENT EMPLOYMENT     LAST FIVE YEARS         GROUP, INC.
--------------------------------------------------------------------------------------------------------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman                               ownership is as set
                                10004                Sachs Group, Inc.                         forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
--------------------------------------------------------------------------------------------------------------------
Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman                               ownership is as set
                                10004                Sachs Group, Inc.                         forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
--------------------------------------------------------------------------------------------------------------------
Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA
--------------------------------------------------------------------------------------------------------------------
Anthony J.            UK        26 New Street,       Partner,                     None         None
Dessain                         St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA
--------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B

ITEMS 2(D)
   AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

         Pursuant to sales plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, each of the Covered Persons listed below may sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Channel A Sales Program described in Item 4.

----------------------------------------------------------------------------------------------------------------------
                                                                                       NUMBER OF SHARES SOLD FROM
                                             MAXIMUM NUMBER OF SHARES THAT           SEPTEMBER 24, 2003 THROUGH
   COVERED PERSON                              MAY BE SOLD UNDER THE PLAN          OCTOBER 22, 2003 UNDER THE PLAN
----------------------------------------------------------------------------------------------------------------------
Peter S. Kraus                                          50,000                                       0
----------------------------------------------------------------------------------------------------------------------
Eric M. Mindich                                         50,000                                       0
----------------------------------------------------------------------------------------------------------------------
Philip D. Murphy                                       300,000                                  50,000
----------------------------------------------------------------------------------------------------------------------
Suzanne M. Nora Johnson                                206,969                                       0
----------------------------------------------------------------------------------------------------------------------
David A. Viniar                                         50,000                                       0
----------------------------------------------------------------------------------------------------------------------
John S. Weinberg                                        60,000                                       0
----------------------------------------------------------------------------------------------------------------------
Peter A. Weinberg                                       22,000                                       0
----------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS.

An aggregate of 14,549,766 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY
           THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

-------------------------------------------------------------------------------------------------------------
COVERED PERSON                              TRADE DATE             NUMBER OF SHARES        PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
CHANNEL A SALES
-------------------------------------------------------------------------------------------------------------
Philip D. Murphy                        September 24, 2003              50,000                 $86.62
-------------------------------------------------------------------------------------------------------------
Esta E. Stecher                         September 24, 2003              15,000                 $86.62
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                         September 24, 2003              10,000                 $86.62
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                         September 25, 2003              10,000                 $85.97
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                         September 26, 2003              10,000                 $84.95
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                         September 29, 2003              10,000                 $85.17
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                         September 30, 2003              10,000                 $84.13
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                           October 1, 2003               10,000                 $85.55
-------------------------------------------------------------------------------------------------------------
Kevin W. Kennedy                          October 2, 2003               25,000                 $85.89
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                           October 2, 2003               10,000                 $85.89
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                           October 3, 2003               10,000                 $87.46
-------------------------------------------------------------------------------------------------------------
Kevin W. Kennedy                          October 6, 2003               25,000                 $86.91
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                           October 6, 2003               10,000                 $86.91
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                           October 7, 2003               10,000                 $86.82
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                           October 8, 2003               10,000                 $86.17
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                           October 9, 2003               10,000                 $87.66
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                          October 10, 2003               10,000                 $86.99
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                          October 13, 2003               10,000                 $88.16
-------------------------------------------------------------------------------------------------------------
Esta E. Stecher                          October 14, 2003               15,000                 $88.08
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                          October 14, 2003               10,000                 $88.08
-------------------------------------------------------------------------------------------------------------
Kevin W. Kennedy                         October 15, 2003               25,000                 $88.99
-------------------------------------------------------------------------------------------------------------
Esta E. Stecher                          October 15, 2003               15,000                 $88.99
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                          October 15, 2003               10,000                 $88.99
-------------------------------------------------------------------------------------------------------------
Esta E. Stecher                          October 16, 2003               15,000                 $88.16
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                          October 16, 2003               10,000                 $88.16
-------------------------------------------------------------------------------------------------------------
Esta E. Stecher                          October 17, 2003               15,000                 $87.35
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                          October 17, 2003               10,000                 $87.35
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                          October 20, 2003               10,000                 $86.43
-------------------------------------------------------------------------------------------------------------
John G. Ketterer                         October 21, 2003               12,000                 $88.01
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                          October 21, 2003               10,000                 $88.01
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
CHANNEL B SALES
-------------------------------------------------------------------------------------------------------------
E. Gerald Corrigan                      September 24, 2003              10,000                 $86.85
-------------------------------------------------------------------------------------------------------------
James A. Coufos                         September 24, 2003               3,000                 $86.85
-------------------------------------------------------------------------------------------------------------
Glenn P. Earle                          September 24, 2003              21,867                 $86.85
-------------------------------------------------------------------------------------------------------------
Peter C. Gerhard                        September 24, 2003              10,000                 $86.85
-------------------------------------------------------------------------------------------------------------
Joseph D. Gutman                        September 24, 2003              25,000                 $86.85
-------------------------------------------------------------------------------------------------------------
Sylvain M. Hefes                        September 24, 2003              49,260                 $86.85
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                      September 24, 2003               4,348                 $86.85
-------------------------------------------------------------------------------------------------------------
William J. Kenney                       September 24, 2003              11,133                 $86.85
-------------------------------------------------------------------------------------------------------------
Douglas W. Kimmelman                    September 24, 2003              77,507                 $86.85
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
COVERED PERSON                              TRADE DATE             NUMBER OF SHARES        PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
David G. Lambert                        September 24, 2003              4,000                  $86.85
-------------------------------------------------------------------------------------------------------------
Ronald G. Marks                         September 24, 2003              1,418                  $86.85
-------------------------------------------------------------------------------------------------------------
John P. McNulty                         September 24, 2003              15,000                 $86.85
-------------------------------------------------------------------------------------------------------------
Kipp M. Nelson                          September 24, 2003              26,738                 $86.85
-------------------------------------------------------------------------------------------------------------
Michael E. Novogratz                    September 24, 2003              11,474                 $86.85
-------------------------------------------------------------------------------------------------------------
Wiet H.M. Pot                           September 24, 2003              24,234                 $86.85
-------------------------------------------------------------------------------------------------------------
John J. Powers                          September 24, 2003              25,000                 $86.85
-------------------------------------------------------------------------------------------------------------
Michael A. Price                        September 24, 2003              10,000                 $86.85
-------------------------------------------------------------------------------------------------------------
James P. Riley, Jr.                     September 24, 2003              50,000                 $86.85
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                          September 24, 2003              3,000                  $86.85
-------------------------------------------------------------------------------------------------------------
Steven M. Shafran                       September 24, 2003              10,000                 $86.85
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                   September 24, 2003              4,000                  $86.85
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                     September 24, 2003              1,948                  $86.85
-------------------------------------------------------------------------------------------------------------
Mark R. Tercek                          September 24, 2003              7,500                  $86.85
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                      September 24, 2003              2,000                  $86.85
-------------------------------------------------------------------------------------------------------------
Joseph R. Zimmel                        September 24, 2003              52,004                 $86.85
-------------------------------------------------------------------------------------------------------------
Frank Bednarz                           September 25, 2003              1,402                  $85.91
-------------------------------------------------------------------------------------------------------------
James A. Coufos                         September 25, 2003              2,000                  $85.91
-------------------------------------------------------------------------------------------------------------
Joseph D. Gutman                        September 25, 2003              15,000                 $85.91
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                      September 25, 2003              4,348                  $85.91
-------------------------------------------------------------------------------------------------------------
Ronald G. Marks                         September 25, 2003              1,000                  $85.91
-------------------------------------------------------------------------------------------------------------
Wiet H.M. Pot                           September 25, 2003              24,234                 $85.91
-------------------------------------------------------------------------------------------------------------
Howard B. Schiller                      September 25, 2003              10,000                 $85.91
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                   September 25, 2003              2,000                  $85.91
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                     September 25, 2003              1,948                  $85.91
-------------------------------------------------------------------------------------------------------------
Brian J. Toolan                         September 25, 2003              46,885                 $85.91
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                      September 25, 2003              2,000                  $85.91
-------------------------------------------------------------------------------------------------------------
James A. Coufos                         September 26, 2003              2,000                  $85.07
-------------------------------------------------------------------------------------------------------------
Timothy D. Dattels                      September 26, 2003              5,000                  $85.07
-------------------------------------------------------------------------------------------------------------
Paul S. Efron                           September 26, 2003               750                   $85.07
-------------------------------------------------------------------------------------------------------------
Peter C. Gerhard                        September 26, 2003              6,296                  $85.07
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                      September 26, 2003              4,348                  $85.07
-------------------------------------------------------------------------------------------------------------
Ronald G. Marks                         September 26, 2003              10,000                 $85.07
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                          September 26, 2003              3,000                  $85.07
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                   September 26, 2003              2,000                  $85.07
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                     September 26, 2003              1,948                  $85.07
-------------------------------------------------------------------------------------------------------------
James A. Coufos                         September 29, 2003              1,000                  $85.23
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                      September 29, 2003              4,348                  $85.23
-------------------------------------------------------------------------------------------------------------
Ronald G. Marks                         September 29, 2003              2,000                  $85.23
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                   September 29, 2003              2,000                  $85.23
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                      September 29, 2003              2,000                  $85.23
-------------------------------------------------------------------------------------------------------------
Paul S. Efron                           September 30, 2003              2,378                  $84.10
-------------------------------------------------------------------------------------------------------------
Joseph D. Gutman                        September 30, 2003              25,000                 $84.10
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                      September 30, 2003              4,348                  $84.10
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                          September 30, 2003              5,000                  $84.10
-------------------------------------------------------------------------------------------------------------
Ronald G. Marks                         September 30, 2003              1,000                  $84.10
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                  September 30, 2003              10,000                 $84.10
-------------------------------------------------------------------------------------------------------------
Howard B. Schiller                      September 30, 2003              20,000                 $84.10
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                   September 30, 2003              2,000                  $84.10
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                     September 30, 2003              2,051                  $84.10
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                      September 30, 2003              2,000                  $84.10
-------------------------------------------------------------------------------------------------------------
Byron D. Trott                          September 30, 2003              35,000                 $84.10
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                          October 1, 2003                  5,000                 $85.45
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
COVERED PERSON                              TRADE DATE             NUMBER OF SHARES        PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                     October 1, 2003               2,000                  $85.45
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                        October 1, 2003               4,348                  $85.45
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                        October 1, 2003               2,000                  $85.45
-------------------------------------------------------------------------------------------------------------
James A. Coufos                           October 2, 2003               4,000                  $85.93
-------------------------------------------------------------------------------------------------------------
Peter C. Gerhard                          October 2, 2003               10,000                 $85.93
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                        October 2, 2003               4,348                  $85.93
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                            October 2, 2003               5,000                  $85.93
-------------------------------------------------------------------------------------------------------------
Jonathan L. Kolatch                       October 2, 2003               10,000                 $85.93
-------------------------------------------------------------------------------------------------------------
Ronald G. Marks                           October 2, 2003               3,500                  $85.93
-------------------------------------------------------------------------------------------------------------
John P. McNulty                           October 2, 2003               15,000                 $85.93
-------------------------------------------------------------------------------------------------------------
Sharmin Mossavar-Rahmani                  October 2, 2003               10,000                 $85.93
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                            October 2, 2003               4,000                  $85.93
-------------------------------------------------------------------------------------------------------------
Charles B. Seelig, Jr.                    October 2, 2003               10,000                 $85.93
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                     October 2, 2003               2,000                  $85.93
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                       October 2, 2003               2,172                  $85.93
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                        October 2, 2003               2,000                  $85.93
-------------------------------------------------------------------------------------------------------------
James A. Coufos                           October 3, 2003               2,000                  $87.39
-------------------------------------------------------------------------------------------------------------
Judson Ellis                              October 3, 2003               2,249                  $87.39
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                        October 3, 2003               4,348                  $87.39
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                            October 3, 2003               5,000                  $87.39
-------------------------------------------------------------------------------------------------------------
Bradford C. Koenig                        October 3, 2003               15,777                 $87.39
-------------------------------------------------------------------------------------------------------------
David G. Lambert                          October 3, 2003               3,000                  $87.39
-------------------------------------------------------------------------------------------------------------
Ronald G. Marks                           October 3, 2003               1,500                  $87.39
-------------------------------------------------------------------------------------------------------------
Sharmin Mossavar-Rahmani                  October 3, 2003               10,000                 $87.39
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                            October 3, 2003               2,000                  $87.39
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                     October 3, 2003               2,000                  $87.39
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                       October 3, 2003               2,172                  $87.39
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                        October 3, 2003               2,000                  $87.39
-------------------------------------------------------------------------------------------------------------
Patrick J. Ward                           October 3, 2003               50,000                 $87.39
-------------------------------------------------------------------------------------------------------------
James A. Coufos                           October 6, 2003               4,000                  $86.99
-------------------------------------------------------------------------------------------------------------
M. Roch. Hillenbrand                      October 6, 2003               5,000                  $86.99
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                        October 6, 2003               4,348                  $86.99
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                            October 6, 2003               5,000                  $86.99
-------------------------------------------------------------------------------------------------------------
Ronald G. Marks                           October 6, 2003               2,000                  $86.99
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                            October 6, 2003               3,000                  $86.99
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                     October 6, 2003               3,000                  $86.99
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                       October 6, 2003               2,172                  $86.99
-------------------------------------------------------------------------------------------------------------
Patrick J. Ward                           October 6, 2003               50,000                 $86.99
-------------------------------------------------------------------------------------------------------------
James A. Coufos                           October 7, 2003               5,000                  $86.72
-------------------------------------------------------------------------------------------------------------
Peter C. Gerhard                          October 7, 2003               5,000                  $86.72
-------------------------------------------------------------------------------------------------------------
Francis J. Ingrassia                      October 7, 2003               5,000                  $86.72
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                        October 7, 2003               4,348                  $86.72
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                            October 7, 2003               5,000                  $86.72
-------------------------------------------------------------------------------------------------------------
Sharmin Mossavar-Rahmani                  October 7, 2003               10,000                 $86.72
-------------------------------------------------------------------------------------------------------------
Avi M. Nash                               October 7, 2003               2,000                  $86.72
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                    October 7, 2003               10,000                 $86.72
-------------------------------------------------------------------------------------------------------------
Richard A. Sapp                           October 7, 2003               25,000                 $86.72
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                            October 7, 2003               2,000                  $86.72
-------------------------------------------------------------------------------------------------------------
Charles B. Seelig,  Jr.                   October 7, 2003               10,000                 $86.72
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                     October 7, 2003               3,000                  $86.72
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                       October 7, 2003               2,172                  $86.72
-------------------------------------------------------------------------------------------------------------
Gene T. Sykes                             October 7, 2003               10,000                 $86.72
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                        October 7, 2003               3,000                  $86.72
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
COVERED PERSON                              TRADE DATE             NUMBER OF SHARES        PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Patrick J. Ward                           October 7, 2003               50,000                 $86.72
-------------------------------------------------------------------------------------------------------------
James A. Coufos                           October 8, 2003               4,000                  $86.26
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                        October 8, 2003               4,348                  $86.26
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                            October 8, 2003               5,000                  $86.26
-------------------------------------------------------------------------------------------------------------
Sharmin Mossavar-Rahmani                  October 8, 2003               10,000                 $86.26
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                    October 8, 2003               10,000                 $86.26
-------------------------------------------------------------------------------------------------------------
Richard A. Sapp                           October 8, 2003               25,000                 $86.26
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                            October 8, 2003               2,000                  $86.26
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                     October 8, 2003               3,000                  $86.26
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                       October 8, 2003               2,172                  $86.26
-------------------------------------------------------------------------------------------------------------
Mark R. Tercek                            October 8, 2003               3,000                  $86.26
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                        October 8, 2003               3,000                  $86.26
-------------------------------------------------------------------------------------------------------------
Patrick J. Ward                           October 8, 2003               50,000                 $86.26
-------------------------------------------------------------------------------------------------------------
James A. Coufos                           October 9, 2003               3,000                  $87.49
-------------------------------------------------------------------------------------------------------------
Philip M. Darivoff                        October 9, 2003               5,000                  $87.49
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                        October 9, 2003               4,348                  $87.49
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                            October 9, 2003               5,000                  $87.49
-------------------------------------------------------------------------------------------------------------
Peter Layton                              October 9, 2003                500                   $87.49
-------------------------------------------------------------------------------------------------------------
Sharmin Mossavar-Rahmani                  October 9, 2003               10,000                 $87.49
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                    October 9, 2003               10,000                 $87.49
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                            October 9, 2003               2,000                  $87.49
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                     October 9, 2003               2,000                  $87.49
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                       October 9, 2003               2,172                  $87.49
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                        October 9, 2003               2,500                  $87.49
-------------------------------------------------------------------------------------------------------------
Patrick J. Ward,                          October 9, 2003               50,000                 $87.49
-------------------------------------------------------------------------------------------------------------
Richard J. Bronks                        October 10, 2003               14,074                 $86.96
-------------------------------------------------------------------------------------------------------------
James A. Coufos                          October 10, 2003               5,000                  $86.96
-------------------------------------------------------------------------------------------------------------
M. Roch Hillenbrand                      October 10, 2003               5,000                  $86.96
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                       October 10, 2003               4,348                  $86.96
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                           October 10, 2003               5,000                  $86.96
-------------------------------------------------------------------------------------------------------------
Philip J. Kopp, III                      October 10, 2003               15,000                 $86.96
-------------------------------------------------------------------------------------------------------------
David G. Lambert                         October 10, 2003               3,000                  $86.96
-------------------------------------------------------------------------------------------------------------
Peter Layton                             October 10, 2003               1,242                  $86.96
-------------------------------------------------------------------------------------------------------------
Eff W. Martin                            October 10, 2003               10,000                 $86.96
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                   October 10, 2003               10,000                 $86.96
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                        October 10, 2003               1,500                  $86.96
-------------------------------------------------------------------------------------------------------------
James P. Riley, Jr.                      October 10, 2003               4,208                  $86.96
-------------------------------------------------------------------------------------------------------------
Richard A. Sapp                          October 10, 2003               25,000                 $86.96
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                           October 10, 2003               2,000                  $86.96
-------------------------------------------------------------------------------------------------------------
Steven M. Shafran                        October 10, 2003               7,457                  $86.96
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                    October 10, 2003               3,000                  $86.96
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                      October 10, 2003               2,172                  $86.96
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                       October 10, 2003               4,500                  $86.96
-------------------------------------------------------------------------------------------------------------
Patrick J. Ward                          October 10, 2003               50,000                 $86.96
-------------------------------------------------------------------------------------------------------------
Gary W. Williams                         October 10, 2003               10,000                 $86.96
-------------------------------------------------------------------------------------------------------------
Richard J. Bronks                        October 13, 2003               14,000                 $88.21
-------------------------------------------------------------------------------------------------------------
James A. Coufos                          October 13, 2003               2,000                  $88.21
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                       October 13, 2003               4,348                  $88.21
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                           October 13, 2003               5,000                  $88.21
-------------------------------------------------------------------------------------------------------------
Eff W. Martin                            October 13, 2003               10,000                 $88.21
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                   October 13, 2003               10,000                 $88.21
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                        October 13, 2003               1,500                  $88.21
-------------------------------------------------------------------------------------------------------------
Howard B. Schiller                       October 13, 2003               10,000                 $88.21
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
COVERED PERSON                              TRADE DATE             NUMBER OF SHARES        PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                    October 13, 2003               2,000                  $88.21
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                      October 13, 2003               2,172                  $88.21
-------------------------------------------------------------------------------------------------------------
Byron D. Trott                           October 13, 2003               25,000                 $88.21
-------------------------------------------------------------------------------------------------------------
Patrick J. Ward                          October 13, 2003               50,000                 $88.21
-------------------------------------------------------------------------------------------------------------
James A. Coufos                          October 14, 2003               5,000                  $88.06
-------------------------------------------------------------------------------------------------------------
Timothy D. Dattels                       October 14, 2003               7,008                  $88.06
-------------------------------------------------------------------------------------------------------------
Joseph H. Gleberman                      October 14, 2003               20,000                 $88.06
-------------------------------------------------------------------------------------------------------------
Mary C. Henry                            October 14, 2003               4,000                  $88.06
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                       October 14, 2003               4,348                  $88.06
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                           October 14, 2003               5,000                  $88.06
-------------------------------------------------------------------------------------------------------------
Jonathan M. Lopatin                      October 14, 2003               5,000                  $88.06
-------------------------------------------------------------------------------------------------------------
Peter G.C. Mallinson                     October 14, 2003               25,000                 $88.06
-------------------------------------------------------------------------------------------------------------
Sharmin Mossavar-Rahmani                 October 14, 2003               10,000                 $88.06
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                   October 14, 2003               10,000                 $88.06
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                        October 14, 2003               1,500                  $88.06
-------------------------------------------------------------------------------------------------------------
Timothy C. Plaut                         October 14, 2003               22,580                 $88.06
-------------------------------------------------------------------------------------------------------------
Richard A. Sapp                          October 14, 2003               25,000                 $88.06
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                    October 14, 2003               3,000                  $88.06
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                      October 14, 2003               2,172                  $88.06
-------------------------------------------------------------------------------------------------------------
John R. Tormondsen                       October 14, 2003               3,000                  $88.06
-------------------------------------------------------------------------------------------------------------
John E. Urban                            October 14, 2003               6,000                  $88.06
-------------------------------------------------------------------------------------------------------------
Patrick J. Ward                          October 14, 2003               34,990                 $88.06
-------------------------------------------------------------------------------------------------------------
James A. Coufos                          October 15, 2003               5,000                  $88.93
-------------------------------------------------------------------------------------------------------------
Peter C. Gerhard                         October 15, 2003               10,000                 $88.93
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                       October 15, 2003               4,348                  $88.93
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                           October 15, 2003               5,000                  $88.93
-------------------------------------------------------------------------------------------------------------
David G. Lambert                         October 15, 2003               3,000                  $88.93
-------------------------------------------------------------------------------------------------------------
Peter Layton                             October 15, 2003               1,000                  $88.93
-------------------------------------------------------------------------------------------------------------
Peter G.C. Mallinson                     October 15, 2003               20,000                 $88.93
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                   October 15, 2003               10,000                 $88.93
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                        October 15, 2003               1,500                  $88.93
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                    October 15, 2003               3,000                  $88.93
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                      October 15, 2003               2,172                  $88.93
-------------------------------------------------------------------------------------------------------------
Mark R. Tercek                           October 15, 2003               3,992                  $88.93
-------------------------------------------------------------------------------------------------------------
Carlos A. Cordeiro                       October 16, 2003               26,166                 $88.19
-------------------------------------------------------------------------------------------------------------
James A. Coufos                          October 16, 2003               5,000                  $88.19
-------------------------------------------------------------------------------------------------------------
Timothy D. Dattels                       October 16, 2003               5,000                  $88.19
-------------------------------------------------------------------------------------------------------------
David A. Dechman                         October 16, 2003               5,000                  $88.19
-------------------------------------------------------------------------------------------------------------
Mary C. Henry                            October 16, 2003               4,000                  $88.19
-------------------------------------------------------------------------------------------------------------
M. Roch Hillenbrand                      October 16, 2003               5,000                  $88.19
-------------------------------------------------------------------------------------------------------------
Robert J. Hurst                          October 16, 2003               35,000                 $88.19
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                       October 16, 2003               4,348                  $88.19
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                           October 16, 2003               5,000                  $88.19
-------------------------------------------------------------------------------------------------------------
Peter G.C. Mallinson                     October 16, 2003               25,000                 $88.19
-------------------------------------------------------------------------------------------------------------
Timothy J. O'Neill                       October 16, 2003               15,000                 $88.19
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                   October 16, 2003               10,000                 $88.19
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                        October 16, 2003               1,500                  $88.19
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                           October 16, 2003               2,000                  $88.19
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                    October 16, 2003               3,000                  $88.19
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                      October 16, 2003               2,172                  $88.19
-------------------------------------------------------------------------------------------------------------
John E. Urban                            October 16, 2003               3,364                  $88.19
-------------------------------------------------------------------------------------------------------------
James A. Coufos                          October 17, 2003               4,000                  $87.43
-------------------------------------------------------------------------------------------------------------
Mary C. Henry                            October 17, 2003               4,000                  $87.43
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
COVERED PERSON                              TRADE DATE             NUMBER OF SHARES        PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                       October 17, 2003               4,348                  $87.43
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                           October 17, 2003               5,000                  $87.43
-------------------------------------------------------------------------------------------------------------
Peter Layton                             October 17, 2003               1,000                  $87.43
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                        October 17, 2003               1,500                  $87.43
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                    October 17, 2003               3,000                  $87.43
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                      October 17, 2003               2,172                  $87.43
-------------------------------------------------------------------------------------------------------------
James A. Coufos                          October 20, 2003               5,000                  $86.64
-------------------------------------------------------------------------------------------------------------
Mary C. Henry                            October 20, 2003               4,000                  $86.64
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                       October 20, 2003               4,348                  $86.64
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                           October 20, 2003               5,000                  $86.64
-------------------------------------------------------------------------------------------------------------
Eff W. Martin                            October 20, 2003               10,000                 $86.64
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                        October 20, 2003               1,225                  $86.64
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                    October 20, 2003               2,000                  $86.64
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                      October 20, 2003               2,172                  $86.64
-------------------------------------------------------------------------------------------------------------
Gary W. Williams                         October 20, 2003               5,000                  $86.64
-------------------------------------------------------------------------------------------------------------
James A. Coufos                          October 21, 2003               5,000                  $87.93
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                       October 21, 2003               4,348                  $87.93
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                           October 21, 2003               5,000                  $87.93
-------------------------------------------------------------------------------------------------------------
Jonathan L. Kolatch                      October 21, 2003               13,000                 $87.93
-------------------------------------------------------------------------------------------------------------
Peter Layton                             October 21, 2003               1,000                  $87.93
-------------------------------------------------------------------------------------------------------------
Peter G.C. Mallinson                     October 21, 2003               10,000                 $87.93
-------------------------------------------------------------------------------------------------------------
Scott Morris                             October 21, 2003               1,000                  $87.93
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                   October 21, 2003               20,000                 $87.93
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                           October 21, 2003               3,000                  $87.93
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                    October 21, 2003               2,000                  $87.93
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                      October 21, 2003               2,172                  $87.93
-------------------------------------------------------------------------------------------------------------
Gary W. Williams                         October 21, 2003               5,000                  $87.93
-------------------------------------------------------------------------------------------------------------
Carlos A. Cordeiro                       October 22, 2003               23,601                 $86.38
-------------------------------------------------------------------------------------------------------------
James A. Coufos                          October 22, 2003               4,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Timothy D. Dattels                       October 22, 2003               5,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Alexander C. Dibelius                    October 22, 2003               6,500                  $86.38
-------------------------------------------------------------------------------------------------------------
David B. Heller                          October 22, 2003               10,000                 $86.38
-------------------------------------------------------------------------------------------------------------
Erland S. Karlsson                       October 22, 2003               4,348                  $86.38
-------------------------------------------------------------------------------------------------------------
Robert J. Katz                           October 22, 2003               5,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Anthony D. Lauto                         October 22, 2003               20,000                 $86.38
-------------------------------------------------------------------------------------------------------------
Peter Layton                             October 22, 2003               1,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Jonathan M. Lopatin                      October 22, 2003               5,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Sanjeev K. Mehra                         October 22, 2003               7,064                  $86.38
-------------------------------------------------------------------------------------------------------------
Donald C. Opatrny, Jr.                   October 22, 2003               20,000                 $86.38
-------------------------------------------------------------------------------------------------------------
Joseph Sassoon                           October 22, 2003               2,600                  $86.38
-------------------------------------------------------------------------------------------------------------
Howard B. Schiller                       October 22, 2003               20,000                 $86.38
-------------------------------------------------------------------------------------------------------------
Charles B. Seelig Jr.                    October 22, 2003               21,163                 $86.38
-------------------------------------------------------------------------------------------------------------
Howard A. Silverstein                    October 22, 2003               2,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Peter D. Sutherland                      October 22, 2003               2,172                  $86.38
-------------------------------------------------------------------------------------------------------------
John E. Urban                            October 22, 2003               2,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Barry L. Zubrow                          October 22, 2003               25,000                 $86.38
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
OTHER SALES
-------------------------------------------------------------------------------------------------------------
T. Willem Mesdag                        September 4, 2003              15,000                  $91.15
-------------------------------------------------------------------------------------------------------------
T. Willem Mesdag                        September 5, 2003              20,000                  $92.05
-------------------------------------------------------------------------------------------------------------
Michael G. Rantz                        September 15, 2003             50,000                  $89.52
-------------------------------------------------------------------------------------------------------------
Michael G. Rantz                        September 17, 2003             100,000                 $91.20
-------------------------------------------------------------------------------------------------------------
Andrew M. Alper                         September 18, 2003             10,000                  $92.90
-------------------------------------------------------------------------------------------------------------
John O. Downing                         September 18, 2003             6,000                   $93.00
-------------------------------------------------------------------------------------------------------------
Robert B. Morris III                    September 18, 2003             5,000                   $92.25
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
COVERED PERSON                              TRADE DATE             NUMBER OF SHARES        PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Scott M. Pinkus                         September 18, 2003             100,000                 $92.45
-------------------------------------------------------------------------------------------------------------
Mark Schwartz                           September 18, 2003              15,000                 $92.64
-------------------------------------------------------------------------------------------------------------
James M. Sheridan                       September 18, 2003              6,000                  $92.96
-------------------------------------------------------------------------------------------------------------
Richard E. Witten                       September 18, 2003              5,000                  $92.25
-------------------------------------------------------------------------------------------------------------
Richard E. Witten                       September 18, 2003              5,000                  $93.25
-------------------------------------------------------------------------------------------------------------
Zachariah Cobrinik                      September 19, 2003              30,000                 $90.00
-------------------------------------------------------------------------------------------------------------
Connie K. Duckworth                     September 19, 2003             100,000                 $93.31
-------------------------------------------------------------------------------------------------------------
Lawton W. Fitt                          September 19, 2003              10,000                 $93.08
-------------------------------------------------------------------------------------------------------------
Amy O. Goodfriend                       September 19, 2003              10,000                 $93.18
-------------------------------------------------------------------------------------------------------------
Alok Oberoi                             September 19, 2003              15,000                 $85.00
-------------------------------------------------------------------------------------------------------------
Alok Oberoi                             September 19, 2003              4,000                  $90.00
-------------------------------------------------------------------------------------------------------------
Mark Schwartz                           September 19, 2003              10,000                 $93.50
-------------------------------------------------------------------------------------------------------------
Fredric E. Steck                        September 19, 2003              20,000                 $90.00
-------------------------------------------------------------------------------------------------------------
Fredric E. Steck                        September 19, 2003              9,000                  $93.35
-------------------------------------------------------------------------------------------------------------
Amy O. Goodfriend                       September 22, 2003              2,500                  $93.00
-------------------------------------------------------------------------------------------------------------
Edward A. Mule                          September 22, 2003              10,000                 $92.62
-------------------------------------------------------------------------------------------------------------
Michael S. Burton                       September 24, 2003              4,660                  $86.85
-------------------------------------------------------------------------------------------------------------
Eduardo Centola                         September 24, 2003               914                   $86.85
-------------------------------------------------------------------------------------------------------------
Philip A. Cooper                        September 24, 2003              1,700                  $86.85
-------------------------------------------------------------------------------------------------------------
Diego De Giorgi                         September 24, 2003               500                   $86.85
-------------------------------------------------------------------------------------------------------------
Armando A. Diaz                         September 24, 2003              6,121                  $86.85
-------------------------------------------------------------------------------------------------------------
H. John Gilbertson, Jr.                 September 24, 2003              5,028                  $86.85
-------------------------------------------------------------------------------------------------------------
Carmen A. Greco                         September 24, 2003              5,540                  $86.85
-------------------------------------------------------------------------------------------------------------
Jay D. Horine                           September 24, 2003              4,823                  $86.85
-------------------------------------------------------------------------------------------------------------
Terry P. Hughes                         September 24, 2003              5,808                  $86.85
-------------------------------------------------------------------------------------------------------------
Thomas B. Lewis, Jr.                    September 24, 2003              18,500                 $86.85
-------------------------------------------------------------------------------------------------------------
Jean E. Manas                           September 24, 2003               335                   $86.85
-------------------------------------------------------------------------------------------------------------
Therese L. Miller                       September 24, 2003              1,000                  $86.85
-------------------------------------------------------------------------------------------------------------
Ian Mukherjee                           September 24, 2003              2,000                  $86.85
-------------------------------------------------------------------------------------------------------------
Mark S. Weiss                           September 24, 2003              4,115                  $86.85
-------------------------------------------------------------------------------------------------------------
C. Howard Wietschner                    September 24, 2003               250                   $86.85
-------------------------------------------------------------------------------------------------------------
Keith R. Wills                          September 24, 2003               416                   $86.85
-------------------------------------------------------------------------------------------------------------
Gregory A. Agran                        September 25, 2003              5,818                  $85.91
-------------------------------------------------------------------------------------------------------------
Timothy J. Bridges                      September 25, 2003               300                   $85.91
-------------------------------------------------------------------------------------------------------------
David D. Buckley                        September 25, 2003              1,911                  $85.91
-------------------------------------------------------------------------------------------------------------
Elizabeth V. Camp                       September 25, 2003              9,906                  $85.91
-------------------------------------------------------------------------------------------------------------
Armando A. Diaz                         September 25, 2003              3,273                  $85.91
-------------------------------------------------------------------------------------------------------------
Jeffrey F. Fastov                       September 25, 2003               750                   $85.91
-------------------------------------------------------------------------------------------------------------
James R. Paradise                       September 25, 2003              1,083                  $85.91
-------------------------------------------------------------------------------------------------------------
Ellen R. Porges                         September 25, 2003               175                   $85.91
-------------------------------------------------------------------------------------------------------------
Gregory G. Randolph                     September 25, 2003               400                   $85.91
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                    September 25, 2003               200                   $85.91
-------------------------------------------------------------------------------------------------------------
Mark J. Buisseret                       September 26, 2003              1,822                  $85.07
-------------------------------------------------------------------------------------------------------------
Philip Holzer                           September 26, 2003               650                   $85.07
-------------------------------------------------------------------------------------------------------------
Russell E. Makowsky                     September 26, 2003              58,000                 $84.75
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                       September 26, 2003               500                   $85.07
-------------------------------------------------------------------------------------------------------------
Rie Shiga Murayama                      September 26, 2003               200                   $85.07
-------------------------------------------------------------------------------------------------------------
Scott R. Weinstein                      September 26, 2003               600                   $85.07
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                    September 26, 2003               200                   $85.07
-------------------------------------------------------------------------------------------------------------
John D. Campbell                        September 29, 2003              1,000                  $85.23
-------------------------------------------------------------------------------------------------------------
Gregory T. Hoogkamp                     September 29, 2003              1,000                  $85.23
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                       September 29, 2003               500                   $85.23
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
COVERED PERSON                              TRADE DATE             NUMBER OF SHARES        PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Sergio E. Sotolongo                     September 29, 2003               500                   $85.23
-------------------------------------------------------------------------------------------------------------
Jason A. Tilroe                         September 29, 2003              1,000                  $85.23
-------------------------------------------------------------------------------------------------------------
Benjamin S. Bram                        September 30, 2003              1,017                  $84.10
-------------------------------------------------------------------------------------------------------------
Enrico S. Gaglioti                      September 30, 2003              1,413                  $84.10
-------------------------------------------------------------------------------------------------------------
Arun M. Gunewardena                     September 30, 2003               211                   $84.10
-------------------------------------------------------------------------------------------------------------
David K. Kaugher                        September 30, 2003               200                   $84.10
-------------------------------------------------------------------------------------------------------------
Keith A. Malas                          September 30, 2003              1,000                  $84.10
-------------------------------------------------------------------------------------------------------------
R. Scott Morris                         September 30, 2003              1,000                  $84.10
-------------------------------------------------------------------------------------------------------------
Ian Mukherjee                           September 30, 2003              1,200                  $84.10
-------------------------------------------------------------------------------------------------------------
Christopher K. Norton                   September 30, 2003              3,000                  $84.00
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                    September 30, 2003               200                   $84.10
-------------------------------------------------------------------------------------------------------------
Thomas V. Cholnoky                        October 1, 2003               2,500                  $85.45
-------------------------------------------------------------------------------------------------------------
Celeste A. Guth                           October 1, 2003                500                   $85.45
-------------------------------------------------------------------------------------------------------------
Terry P. Hughes                           October 1, 2003               1,013                  $85.45
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                         October 1, 2003                500                   $85.45
-------------------------------------------------------------------------------------------------------------
Frank A. Bednarz                          October 2, 2003               1,058                  $85.93
-------------------------------------------------------------------------------------------------------------
John E. Eisenberg                         October 2, 2003                400                   $85.93
-------------------------------------------------------------------------------------------------------------
Oliver L. Frankel                         October 2, 2003               3,000                  $85.93
-------------------------------------------------------------------------------------------------------------
Edward A. Hazel                           October 2, 2003                300                   $85.93
-------------------------------------------------------------------------------------------------------------
Gregory T. Hoogkamp                       October 2, 2003               1,000                  $85.93
-------------------------------------------------------------------------------------------------------------
Roger A. Liddell                          October 2, 2003               1,200                  $85.93
-------------------------------------------------------------------------------------------------------------
Therese L. Miller                         October 2, 2003               1,000                  $85.93
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                         October 2, 2003                500                   $85.93
-------------------------------------------------------------------------------------------------------------
Jason A. Tilroe                           October 2, 2003                 89                   $85.93
-------------------------------------------------------------------------------------------------------------
John J. Vaske                             October 2, 2003                500                   $85.93
-------------------------------------------------------------------------------------------------------------
John S. Willian                           October 2, 2003                500                   $85.93
-------------------------------------------------------------------------------------------------------------
Keith L. Hayes                            October 3, 2003               3,039                  $87.39
-------------------------------------------------------------------------------------------------------------
R. Scott Morris                           October 3, 2003               1,000                  $87.39
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                         October 3, 2003               1,000                  $87.39
-------------------------------------------------------------------------------------------------------------
J. David. Rogers                          October 3, 2003               10,000                 $87.80
-------------------------------------------------------------------------------------------------------------
Richard P. Simon                          October 3, 2003               5,015                  $87.39
-------------------------------------------------------------------------------------------------------------
A. Carver Wickman                         October 3, 2003               3,446                  $87.39
-------------------------------------------------------------------------------------------------------------
Frank A. Bednarz                          October 6, 2003               1,000                  $86.99
-------------------------------------------------------------------------------------------------------------
Philip A. Cooper                          October 6, 2003               1,800                  $86.99
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                         October 6, 2003               1,500                  $86.99
-------------------------------------------------------------------------------------------------------------
Ellen R. Porges                           October 6, 2003                175                   $86.99
-------------------------------------------------------------------------------------------------------------
Jean Raby                                 October 6, 2003               1,000                  $86.99
-------------------------------------------------------------------------------------------------------------
Fredric E. Steck                          October 6, 2003               2,000                  $86.86
-------------------------------------------------------------------------------------------------------------
Fredric E. Steck                          October 6, 2003               1,000                  $87.01
-------------------------------------------------------------------------------------------------------------
Daisuke Toki                              October 6, 2003                750                   $86.99
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                      October 6, 2003                300                   $86.99
-------------------------------------------------------------------------------------------------------------
Peter J. Layton                           October 7, 2003               1,000                  $86.72
-------------------------------------------------------------------------------------------------------------
Roger A. Liddell                          October 7, 2003               1,300                  $86.72
-------------------------------------------------------------------------------------------------------------
David J. Nolan                            October 7, 2003               2,196                  $86.72
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                         October 7, 2003               1,000                  $86.72
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                      October 7, 2003                200                   $86.72
-------------------------------------------------------------------------------------------------------------
Gregory T. Hoogkamp                       October 8, 2003               1,000                  $86.26
-------------------------------------------------------------------------------------------------------------
Peter J. Layton                           October 8, 2003               1,935                  $86.26
-------------------------------------------------------------------------------------------------------------
Jean E. Manas                             October 8, 2003                220                   $86.26
-------------------------------------------------------------------------------------------------------------
Edward A. Mule                            October 8, 2003               10,000                 $85.55
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                         October 8, 2003               1,000                  $86.26
-------------------------------------------------------------------------------------------------------------
Ivan Ross                                 October 8, 2003                700                   $86.26
-------------------------------------------------------------------------------------------------------------
Scott R. Weinstein                        October 8, 2003                400                   $86.26
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
COVERED PERSON                              TRADE DATE             NUMBER OF SHARES        PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                      October 8, 2003                250                   $86.26
-------------------------------------------------------------------------------------------------------------
Eduardo A. Cruz                           October 9, 2003               1,500                  $87.49
-------------------------------------------------------------------------------------------------------------
William L. Jacob III                      October 9, 2003               2,000                  $87.49
-------------------------------------------------------------------------------------------------------------
Stephen C. Lichtenauer                    October 9, 2003                500                   $87.49
-------------------------------------------------------------------------------------------------------------
Bryant F. Pantano                         October 9, 2003               1,500                  $87.49
-------------------------------------------------------------------------------------------------------------
Fredric E. Steck                          October 9, 2003               1,150                  $87.30
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                      October 9, 2003                200                   $87.49
-------------------------------------------------------------------------------------------------------------
Eduardo A. Cruz                          October 10, 2003               1,500                  $86.96
-------------------------------------------------------------------------------------------------------------
Jeffrey F. Fastov                        October 10, 2003                500                   $86.96
-------------------------------------------------------------------------------------------------------------
Roger A. Liddell                         October 10, 2003               1,276                  $86.96
-------------------------------------------------------------------------------------------------------------
R. Scott Morris                          October 10, 2003               1,301                  $86.96
-------------------------------------------------------------------------------------------------------------
Sergio E. Sotolongo                      October 10, 2003                300                   $86.96
-------------------------------------------------------------------------------------------------------------
Keith R. Wills                           October 10, 2003               1,000                  $86.96
-------------------------------------------------------------------------------------------------------------
Michael J. Crinieri                      October 13, 2003                361                   $88.21
-------------------------------------------------------------------------------------------------------------
Philip Holzer                            October 13, 2003               2,007                  $88.21
-------------------------------------------------------------------------------------------------------------
Jean E. Manas                            October 13, 2003                215                   $88.21
-------------------------------------------------------------------------------------------------------------
Ian Mukherjee                            October 13, 2003               2,000                  $88.21
-------------------------------------------------------------------------------------------------------------
Fredric E. Steck                         October 13, 2003               1,150                  $88.45
-------------------------------------------------------------------------------------------------------------
John D. Bertuzzi                         October 14, 2003               2,000                  $88.06
-------------------------------------------------------------------------------------------------------------
Lawrence V. Calcano                      October 14, 2003               14,000                 $88.06
-------------------------------------------------------------------------------------------------------------
Philip A. Cooper                         October 14, 2003               1,700                  $88.06
-------------------------------------------------------------------------------------------------------------
Matthew S. Darnall                       October 14, 2003               2,000                  $88.06
-------------------------------------------------------------------------------------------------------------
Gregory T. Hoogkamp                      October 14, 2003               1,000                  $88.06
-------------------------------------------------------------------------------------------------------------
John L. Kelly                            October 14, 2003               2,300                  $88.06
-------------------------------------------------------------------------------------------------------------
Marc O. Nachmann                         October 14, 2003               4,000                  $88.06
-------------------------------------------------------------------------------------------------------------
Duncan L. Niederauer                     October 14, 2003               2,490                  $88.06
-------------------------------------------------------------------------------------------------------------
Daniel M. Shefter                        October 14, 2003                300                   $88.06
-------------------------------------------------------------------------------------------------------------
Ralph J. Silva                           October 14, 2003                316                   $88.06
-------------------------------------------------------------------------------------------------------------
Todd A. Williams                         October 14, 2003               11,113                 $88.06
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                     October 14, 2003                300                   $88.06
-------------------------------------------------------------------------------------------------------------
W. Thomas York, Jr.                      October 14, 2003               3,500                  $88.06
-------------------------------------------------------------------------------------------------------------
Joseph P. DiSabato                       October 15, 2003               1,010                  $88.93
-------------------------------------------------------------------------------------------------------------
John E. Eisenberg                        October 15, 2003                400                   $88.93
-------------------------------------------------------------------------------------------------------------
A. John Hass                             October 15, 2003               4,000                  $88.93
-------------------------------------------------------------------------------------------------------------
Douglas C. Heidt                         October 15, 2003               1,000                  $88.93
-------------------------------------------------------------------------------------------------------------
Lawrence S. Keusch                       October 15, 2003               7,029                  $88.93
-------------------------------------------------------------------------------------------------------------
Robert A. Mass                           October 15, 2003                520                   $88.93
-------------------------------------------------------------------------------------------------------------
Kathy M. Matsui                          October 15, 2003               1,000                  $88.93
-------------------------------------------------------------------------------------------------------------
Marc O. Nachmann                         October 15, 2003               2,483                  $88.93
-------------------------------------------------------------------------------------------------------------
Richard J. Revell                        October 15, 2003               5,527                  $88.93
-------------------------------------------------------------------------------------------------------------
J. David Rogers                          October 15, 2003               10,000                 $89.45
-------------------------------------------------------------------------------------------------------------
Daniel M. Shefter                        October 15, 2003                250                   $88.93
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                     October 15, 2003                300                   $88.93
-------------------------------------------------------------------------------------------------------------
John D. Bertuzzi                         October 16, 2003               3,000                  $88.19
-------------------------------------------------------------------------------------------------------------
Joseph P. DiSabato                       October 16, 2003               1,000                  $88.19
-------------------------------------------------------------------------------------------------------------
David K. Kaugher                         October 16, 2003                200                   $88.19
-------------------------------------------------------------------------------------------------------------
James A. McNamara                        October 16, 2003                600                   $88.19
-------------------------------------------------------------------------------------------------------------
James E. Milligan                        October 16, 2003               2,000                  $88.19
-------------------------------------------------------------------------------------------------------------
Ian Mukherjee                            October 16, 2003               1,500                  $88.19
-------------------------------------------------------------------------------------------------------------
Ivan Ross                                October 16, 2003                705                   $88.19
-------------------------------------------------------------------------------------------------------------
John J. Vaske                            October 16, 2003                500                   $88.19
-------------------------------------------------------------------------------------------------------------
Timothy B. Bunting                       October 17, 2003               5,000                  $87.43
-------------------------------------------------------------------------------------------------------------
John P. Curtin, Jr.                      October 17, 2003               10,000                 $88.55
-------------------------------------------------------------------------------------------------------------
Terry P. Hughes                          October 17, 2003                700                   $87.43
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
COVERED PERSON                              TRADE DATE             NUMBER OF SHARES        PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Alok Oberoi                              October 17, 2003               25,000                 $80.00
-------------------------------------------------------------------------------------------------------------
Alok Oberoi                              October 17, 2003               25,000                 $85.00
-------------------------------------------------------------------------------------------------------------
Girish V. Reddy,                         October 17, 2003               58,000                 $80.00
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                     October 17, 2003                250                   $87.43
-------------------------------------------------------------------------------------------------------------
David J. Greenwald                       October 20, 2003               1,500                  $86.64
-------------------------------------------------------------------------------------------------------------
Joseph P. DiSabato                       October 21, 2003               1,000                  $87.93
-------------------------------------------------------------------------------------------------------------
Gregory H. Ekizian                       October 21, 2003               4,332                  $87.93
-------------------------------------------------------------------------------------------------------------
Matthias K. Frisch                       October 21, 2003                500                   $87.93
-------------------------------------------------------------------------------------------------------------
Christopher M. Grigg                     October 21, 2003               1,931                  $87.93
-------------------------------------------------------------------------------------------------------------
Shelley A. Hartman                       October 21, 2003               1,500                  $87.93
-------------------------------------------------------------------------------------------------------------
David K. Kaugher                         October 21, 2003                300                   $87.93
-------------------------------------------------------------------------------------------------------------
Robert C. King, Jr.                      October 21, 2003               23,725                 $87.93
-------------------------------------------------------------------------------------------------------------
Archie W. Parnell                        October 21, 2003                200                   $87.93
-------------------------------------------------------------------------------------------------------------
Jean Raby                                October 21, 2003                200                   $87.93
-------------------------------------------------------------------------------------------------------------
Richard J. Revell                        October 21, 2003               3,282                  $87.93
-------------------------------------------------------------------------------------------------------------
Fredric E. Steck                         October 21, 2003               1,000                  $87.77
-------------------------------------------------------------------------------------------------------------
John S. Willian                          October 21, 2003                500                   $87.93
-------------------------------------------------------------------------------------------------------------
Jesus A. Arias                           October 22, 2003               1,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Douglas S. Bell                          October 22, 2003               1,203                  $86.38
-------------------------------------------------------------------------------------------------------------
David R. Boles                           October 22, 2003                573                   $86.38
-------------------------------------------------------------------------------------------------------------
Peter H. Comisar                         October 22, 2003               1,500                  $86.38
-------------------------------------------------------------------------------------------------------------
David J. Greenwald                       October 22, 2003               1,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Celeste A. Guth                          October 22, 2003               3,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Gregory T. Hoogkamp                      October 22, 2003               1,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Bruce M. Larson                          October 22, 2003               1,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Anthony J. Leitner                       October 22, 2003                300                   $86.38
-------------------------------------------------------------------------------------------------------------
Michael R. Miele                         October 22, 2003               1,200                  $86.38
-------------------------------------------------------------------------------------------------------------
Jean Raby                                October 22, 2003                800                   $86.38
-------------------------------------------------------------------------------------------------------------
P. Sheridan Schechner                    October 22, 2003               3,000                  $86.38
-------------------------------------------------------------------------------------------------------------
Steven H. Strongin                       October 22, 2003               2,681                  $86.38
-------------------------------------------------------------------------------------------------------------
Mark S. Weiss                            October 22, 2003               6,000                  $86.38
-------------------------------------------------------------------------------------------------------------
William H. Wolf, Jr.                     October 22, 2003                400                   $86.38
-------------------------------------------------------------------------------------------------------------

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

---------------------------------------------------------------------------------------------------------------------
                                   ACQUISITION OR
COVERED PERSON                      DISPOSITION         TRANSACTION DATE      NUMBER OF SHARES     PRICE PER SHARE
---------------------------------------------------------------------------------------------------------------------
Thomas V. Conigliaro                Acquisition        September 15, 2003              1                $89.20
---------------------------------------------------------------------------------------------------------------------
Thomas J. McAdam                    Acquisition        September 15, 2003              1                $89.20
---------------------------------------------------------------------------------------------------------------------
Richard T. Roberts                  Acquisition        September 15, 2003              1                $89.20
---------------------------------------------------------------------------------------------------------------------
Edward R. Wilkinson                 Acquisition        September 15, 2003              1                $89.20
---------------------------------------------------------------------------------------------------------------------
Rustom Khandalavala                 Acquisition        September 24, 2003             665               $85.82
---------------------------------------------------------------------------------------------------------------------
Thomas V. Conigliaro                Acquisition        September 30, 2003              1                $83.90
---------------------------------------------------------------------------------------------------------------------
Doublas V. Kimmelman                Disposition        September 30, 2003             446               $83.90
---------------------------------------------------------------------------------------------------------------------
Thomas J. McAdam                    Acquisition        September 30, 2003              1                $83.90
---------------------------------------------------------------------------------------------------------------------
Richard T. Roberts                  Acquisition        September 30, 2003              1                $83.90
---------------------------------------------------------------------------------------------------------------------
Edward R. Wilkinson                 Acquisition        September 30, 2003              1                $83.90
---------------------------------------------------------------------------------------------------------------------
Rustom Khandalavala                 Disposition        October 14, 2003               664               $88.64
---------------------------------------------------------------------------------------------------------------------
Thomas V. Conigliaro                Acquisition        October 15, 2003                1                $88.75
---------------------------------------------------------------------------------------------------------------------
Thomas J. McAdam                    Acquisition        October 15, 2003                1                $88.75
---------------------------------------------------------------------------------------------------------------------
Richard T. Roberts                  Acquisition        October 15, 2003                1                $88.75
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                   ACQUISITION OR
COVERED PERSON                      DISPOSITION         TRANSACTION DATE      NUMBER OF SHARES     PRICE PER SHARE
---------------------------------------------------------------------------------------------------------------------
Edward R. Wilkinson                 Acquisition        October 15, 2003                1                $88.75
---------------------------------------------------------------------------------------------------------------------

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

---------------------------------------------------------------------------------------------------------------------
                                                                                                          NUMBER OF
                                                     NUMBER OF     STRIKE       SALES     NUMBER OF        SHARES
   COVERED PERSON               DATE OF EXERCISE      OPTIONS       PRICE       PRICE    SHARES SOLD      RETAINED
---------------------------------------------------------------------------------------------------------------------
Matthias K. Frisch             September 24, 2003      1,000       $53.00      $89.06       1,000            0
---------------------------------------------------------------------------------------------------------------------
Christopher G. Hogg            September 24, 2003      4,400       $53.00      $89.06       4,400            0
---------------------------------------------------------------------------------------------------------------------
Gregory G. Randolph            September 25, 2003      1,000       $53.00      $85.82       1,000            0
---------------------------------------------------------------------------------------------------------------------
Elizabeth V. Camp              September 26, 2003      20,000      $53.00      $85.52       15,302         4,698
---------------------------------------------------------------------------------------------------------------------
David J. Marshall*             September 26, 2003       179        $53.00        N/A          0             179
---------------------------------------------------------------------------------------------------------------------
Sascha A. Chiaramonte*         September 29, 2003       940        $53.00        N/A          0             940
---------------------------------------------------------------------------------------------------------------------
Sascha A. Chiaramonte*         September 29, 2003       340        $53.00        N/A          0             340
---------------------------------------------------------------------------------------------------------------------
Anthony D. Bernbaum            September 29, 2003      4,404       $53.00      $84.70       4,404            0
---------------------------------------------------------------------------------------------------------------------
Lawrence S. Keusch             September 30, 2003      3,650       $53.00      $85.00       3,650            0
---------------------------------------------------------------------------------------------------------------------
Geoffrey G. Clark*              October 2, 2003        1,950       $53.00        N/A          0            1,950
---------------------------------------------------------------------------------------------------------------------
Geoffrey G. Clark               October 10, 2003       10,000      $53.00      $87.00       10,000           0
---------------------------------------------------------------------------------------------------------------------
Matthias K. Frisch              October 14, 2003       1,000       $53.00      $88.17       1,000            0
---------------------------------------------------------------------------------------------------------------------
Sascha A. Chiaramonte           October 14, 2003       3,675       $53.00      $88.17       3,675            0
---------------------------------------------------------------------------------------------------------------------
Matthias K. Frisch              October 15, 2003       1,000       $53.00      $88.64       1,000            0
---------------------------------------------------------------------------------------------------------------------
Marc O. Nachmann                October 15, 2003       3,000       $53.00      $88.64       3,000            0
---------------------------------------------------------------------------------------------------------------------
David J. Marshall               October 15, 2003       1,967       $53.00      $88.64       1,967            0
---------------------------------------------------------------------------------------------------------------------
Marc O. Nachmann                October 16, 2003       5,343       $53.00      $88.75       5,343            0
---------------------------------------------------------------------------------------------------------------------
Geoffrey G. Clark               October 16, 2003       11,432      $53.00      $88.75       11,432           0
---------------------------------------------------------------------------------------------------------------------
Michael K. Klingher             October 16, 2003       1,500       $53.00      $88.75       1,500            0
---------------------------------------------------------------------------------------------------------------------
Marc O. Nachmann                October 17, 2003       2,000       $53.00      $87.99       2,000            0
---------------------------------------------------------------------------------------------------------------------
Michael K. Klingher             October 17, 2003       1,000       $53.00      $87.99       1,000            0
---------------------------------------------------------------------------------------------------------------------
Steven H. Strongin              October 21, 2003       5,000       $53.00      $87.01       5,000            0
---------------------------------------------------------------------------------------------------------------------
Gregory H. Ekizian              October 21, 2003       7,468       $53.00      $87.01       7,468            0
---------------------------------------------------------------------------------------------------------------------
Steven H. Strongin              October 22, 2003       6,729       $53.00      $87.62       6,729            0
---------------------------------------------------------------------------------------------------------------------
Matthias K. Frisch              October 22, 2003       1,000       $53.00      $87.62       1,000            0
---------------------------------------------------------------------------------------------------------------------
Michael K. Klingher             October 22, 2003       1,250       $53.00      $87.62       1,250            0
---------------------------------------------------------------------------------------------------------------------

*This was a cash-for-stock exercise, not a cashless exercise.

The following Covered Persons disposed of the indicated number of Covered Shares at the indicated strike price in connection with the exercise of American-style call options that were previously written by such Covered Persons:

-------------------------------------------------------------------------------------------------------------
 COVERED PERSON               TRANSACTION DATE             NUMBER OF SHARES               STRIKE PRICE
-------------------------------------------------------------------------------------------------------------
Zachariah Cobrinik            September 19, 2003                  30,000                     $90.00
-------------------------------------------------------------------------------------------------------------
Alok Oberoi                   September 19, 2003                  15,000                     $85.00
-------------------------------------------------------------------------------------------------------------
Alok Oberoi                   September 19, 2003                   4,000                     $90.00
-------------------------------------------------------------------------------------------------------------
Alok Oberoi                   October 17, 2003                    25,000                     $80.00
-------------------------------------------------------------------------------------------------------------
Alok Oberoi                   October 17, 2003                    25,000                     $85.00
-------------------------------------------------------------------------------------------------------------
Girish V. Reddy               October 17, 2003                    58,000                     $80.00
-------------------------------------------------------------------------------------------------------------

The following acquisitions of Common Stock were made by the following Covered Persons with cash on the New York Stock Exchange. These shares are Uncovered Shares.

----------------------------------------------------------------------------------------------------------------------
        COVERED PERSON                     ACQUISITION DATE             NUMBER OF SHARES          PRICE PER SHARE
----------------------------------------------------------------------------------------------------------------------
John P. Rustum                            September 24, 2003                    20                     $88.50
----------------------------------------------------------------------------------------------------------------------
Alok Oberoi*                              September 25, 2003                  5,000                    $85.40
----------------------------------------------------------------------------------------------------------------------
Alok Oberoi*                              September 26, 2003                  5,000                    $85.05
----------------------------------------------------------------------------------------------------------------------

* Purchased through an entity over which this Covered Person has shared investment authority.


SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 29, 2003

                                                     By: /s/ James B. McHugh
                                                         -----------------------
                                                     Name: James B. McHugh
                                                     Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                             Description
-------                                             -----------
A.            Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

B.            Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449)
              filed by The Goldman Sachs Group, Inc.).

C.            Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to
              Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The
              Goldman Sachs Group, Inc.).

D.            Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10,
              2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial
              Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

E.            Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File
              No. 005-56295)).

F.            Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed
              December 17, 1999 (File No. 005-56295)).

G.            Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to
              Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

H.            Form of Counterpart to Shareholders' Agreement for former retired limited partners of The
              Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group,
              Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial
              Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

I.            Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the
              Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

J.            Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
              (File No. 005-56295)).

K.            Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
              (File No. 005-56295)).

L.            Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
              (File No. 005-56295)).

Exhibit                                             Description
-------                                             -----------
M.            Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
              (File No. 005-56295)).

N.            Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
              (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D,
              filed June 30, 2000 (File No. 005-56295)).

O.            Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
              (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D,
              filed August 2, 2000 (File No. 005-56295)).

P.            Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2,
              2000 (File No. 005-56295)).

Q.            Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the
              Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

R.            Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
              (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D,
              filed November 3, 2000 (File No. 005-56295)).

S.            Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK
              Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
              Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

T.            Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed
              January 23, 2001 (File No. 005-56295)).

U.            Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson
              Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
              Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

V.            Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson
              Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
              Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

W.            Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
              005-56295)).

X.            Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit
              EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File
              No. 005-56295)).

Y.            Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through
              non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the
              Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).


Exhibit                                             Description
-------                                             -----------
Z.            Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through
              non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the
              Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

AA.           Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006)
              filed by The Goldman Sachs Group, Inc.).

BB.           Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales
              Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
              Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

CC.           Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank
              Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
              Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

DD.           Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank
              Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
              Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

EE.           Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No.
              333-101093) filed by The Goldman Sachs Group, Inc.).

FF.           Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8,
              2003 (File No. 005-56295)).

GG.           Partner Agreement, dated as of April 14, 2003, between GS Inc. and John Breyo
              (incorporated by reference to Exhibit GG to Amendment No. 44 to the Initial Schedule 13D,
              filed September 19, 2003 (File No. 005-56295)).

HH.           Pledge Agreement, dated as of July 1, 2003, between GS Inc. and John Breyo (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule 13D, filed
              September 19, 2003 (File No. 005-56295)).